UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (As Permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

FIRST PLACE FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 30, 2010

Fellow Shareholders:

You are cordially invited to attend the annual meeting of shareholders of First Place Financial Corp. (“First Place”), which will be held on Thursday, October 28, 2010, at 10:00 a.m., Eastern Time, at the Avalon Golf & Country Club at Squaw Creek, 761 Youngstown-Kingsville Road SE, Vienna, Ohio.

The attached Notice of the Annual Meeting of Shareholders and the proxy statement describe the formal business to be transacted at the annual meeting.  Directors and officers of First Place, as well as a representative of KPMG LLP, First Place's independent auditors for the fiscal year ended June 30, 2010, will be present at the annual meeting to respond to any questions that shareholders may have regarding the business to be transacted.  In addition, the annual meeting will include management’s report on First Place’s financial performance for the fiscal year ended June 30, 2010.

The board of directors of First Place has determined that the matters to be considered at the annual meeting are in the best interests of First Place and its shareholders, and the board unanimously recommends that you vote:

(1)	“FOR” the nominees as directors specified under Proposal One;

(2)
“FOR” the approval, on a non-binding advisory basis, of the compensation of First Place’s named executive officers as determined by First Place’s Compensation Committee as specified under Proposal Two; and

(3)	“FOR” the ratification of the appointment of KPMG LLP as independent auditors of First Place for the fiscal year ending June 30, 2011, as specified under Proposal Three.

Your vote is very important. Whether or not you expect to attend the annual meeting, please read the enclosed proxy statement and then complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope provided, so that your shares will be represented.  Your cooperation is appreciated.  A majority of the common stock entitled to vote must be represented, either in person or by proxy, at the annual meeting to constitute a quorum for the conduct of business.

On behalf of the board of directors and all of the employees, we thank all of our shareholders for your continued interest and support.

Sincerely yours,

Steven R. Lewis
President and Chief Executive Officer

185 East Market Street • Warren, OH 44481 • 330/373/1221 • www.firstplacebank.com

FIRST PLACE FINANCIAL CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on October 28, 2010

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of First Place Financial Corp. (“First Place”) will be held on Thursday, October 28, 2010, at 10:00 a.m., Eastern Time, at the at the Avalon Golf & Country Club at Squaw Creek, 761 Youngstown-Kingsville Road SE, Vienna, Ohio.

The purpose of the annual meeting is to consider and vote upon the following matters:

1.	The election of five directors as named in this proxy statement;

2.	The approval, on a non-binding advisory basis, of the compensation of First Place’s named executive officers as determined by First Place’s Compensation Committee;

3.	The ratification of the appointment of KPMG LLP as independent auditors of First Place for the fiscal year ending June 30, 2011; and

4.	The transaction of such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The board of directors unanimously recommends that you vote “FOR” the election of each of the nominees, “FOR” the approval, on a non-binding advisory basis, of the compensation of First Place’s named executive officers as determined by First Place’s Compensation Committee, and “FOR” the ratification of the appointment of KPMG LLP as the independent auditors.

First Place has fixed the close of business on September 16, 2010, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting. A list of such shareholders will be available at the annual meeting and for the 10 days preceding the meeting at First Place’s corporate headquarters located at 185 East Market Street, Warren, Ohio 44481.  Only holders of First Place common stock of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned in order to permit further solicitation of proxies.

Your vote is very important. Whether or not you plan to attend the annual meeting, please promptly complete, sign, date and return your proxy card in the enclosed postage prepaid envelope.

By Order of the Board of Directors

J. Craig Carr
Corporate Secretary
Warren, Ohio
September 30, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 28, 2010.
The proxy materials for this annual meeting of shareholders are available over the Internet at
www.cfpproxy.com/4675.

THE FIRST PLACE ANNUAL MEETING

Information Concerning Solicitation and Voting

We are furnishing this proxy statement to shareholders of First Place Financial Corp., (“First Place”) in connection with the solicitation by the board of directors of proxies to be used at the 2010 Annual Meeting of Shareholders (“annual meeting”) to be held on October 28, 2010, 10:00 a.m., Eastern Time, at the Avalon Golf & Country Club at Squaw Creek, 761 Youngstown-Kingsville Road SE, Vienna, Ohio and at any adjournments thereof.  This proxy statement is first being mailed to shareholders on or about September 30, 2010.

It is important that shareholders holding a majority of the shares outstanding be represented by proxy or be present in person at the annual meeting.  Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope.  Shareholders are urged to indicate their vote in the spaces provided on the proxy card.  Each proxy returned to First Place (and not revoked) by a holder of First Place common stock will be voted in accordance with the instructions indicated thereon.  If no instructions are indicated, the proxy will be voted “FOR” the election of each of the nominees, “FOR” the approval, on a non-binding advisory basis, of the compensation of First Place’s named executive officers as determined by First Place’s Compensation Committee and “FOR” the ratification of the appointment of KPMG LLP as the independent auditors.

Matters and Voting Procedures

WHAT MATTERS ARE BEING PRESENTED?  There are three proposals being presented for your consideration at the annual meeting:

•	Proposal One: The election of five directors as named in this proxy statement;

•	Proposal Two: The approval, on a non-binding advisory basis, of the compensation of First Place’s named executive officers as determined by First Place’s Compensation Committee; and

•	Proposal Three: The ratification of the appointment of KPMG LLP as independent auditors of First Place for the fiscal year ending June 30, 2011.

As of the mailing date of this proxy statement, the First Place board of directors is not aware of any matters, other than those set forth above, that may be presented for action at the annual meeting.  If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

CAN I ACCESS FIRST PLACE’S PROXY MATERIALS ELECTRONICALLY?  Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Shareholders to Be Held on October 28, 2010.  The proxy materials for the annual meeting are available at www.cfpproxy.com/4675.

WHAT IS THE VOTING RECOMMENDATIONS OF THE BOARD OF DIRECTORS? Our board of directors recommends that you vote “FOR” the election of the nominees named in Proposal One, “FOR” Proposal Two, and “FOR” Proposal Three.

WHO CAN VOTE? You are entitled to vote your common stock if our records show that you held your shares as of September 16, 2010, the record date.  At the close of business on that date, a total of: (i) 16,974,056 shares of common stock were outstanding and entitled to vote, and (ii) 72,927 shares of First Place’s Fixed Rate Cumulative Perpetual Stock, Series A (the “Series A Preferred Stock”) were outstanding.  The shares of Series A Preferred Stock are not entitled to vote on the matters described in this proxy statement for consideration at the annual meeting.

Each share of common stock is entitled to one vote on each matter presented at the annual meeting, except as described below.  As provided in our amended and restated certificate of incorporation, record holders of common stock who own in excess of 10% of the outstanding shares of common stock, or the Limit, are not entitled to vote any of their shares that are in excess of the Limit.  Our amended and restated certificate of incorporation authorizes the board of directors: (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit to supply information to us to enable the board of directors to implement and apply the Limit.

HOW DO I VOTE? You can vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope or you can vote by attending the annual meeting and voting in person.  If you hold your shares through a broker, bank or other nominee and you wish to vote at the annual meeting, either you will receive separate instructions from the nominee describing how to vote your shares or you must bring a recent brokerage statement or letter from your broker or other nominee confirming that you are the beneficial owners of the shares.

DO I NEED TO ATTEND THE ANNUAL MEETING IN PERSON IN ORDER TO VOTE?  You do not have to attend the annual meeting in order to vote your shares of our common stock.  You can vote by mailing your completed, dated and signed proxy card in the enclosed postage-paid return envelope.

WHAT QUORUM IS NEEDED FOR THE ANNUAL MEETING AND WHAT VOTES ARE NEEDED? The annual meeting will be held if a quorum is represented.  A quorum consists of a majority of outstanding shares of common stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to our amended and restated certificate of incorporation).  Under our bylaws, in the event there are not sufficient votes for a quorum, the chairman of the annual meeting may adjourn the annual meeting of shareholders in order to permit the further solicitation of proxies.  Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached.  “Broker non-votes” are shares held by brokers or nominees as to whom voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under the applicable rules.  The nominees may vote those shares only on matters deemed routine.  On non-routine matters, nominees cannot vote without voting instructions from the beneficial owner.  Any “broker non-votes” submitted by brokers or nominees in connection with the annual meeting will not be counted for purposes of determining the number of votes cast on a proposal.  Starting this year, the election of directors is a “non-routine” matter.  If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to the election of directors and those votes will be counted as broker non-votes.

Directors are elected by a plurality of the votes cast with a quorum present.  The five persons who receive the greatest number of votes of the holders of common stock represented in person or by proxy at the annual meeting will be elected directors of First Place.  The approval, on a non-binding advisory basis, of the compensation of First Place’s named executive officers as determined by First Place’s Compensation Committee and the proposal to ratify the appointment of KPMG LLP as independent auditors of First Place for the fiscal year ending June 30, 2011, as well as any other matter properly submitted to shareholders for their consideration at the annual meeting, will be approved if a majority of the votes cast at the annual meeting are voted “FOR” these proposals.  Subject to the Limit as described above, each outstanding share of First Place common stock entitles the holder to one vote at the annual meeting on all matters properly presented at the meeting.

WHO WILL COUNT THE VOTE? Our transfer agent, Registrar and Transfer Company, will serve as independent inspector of the annual meeting of shareholders and will certify the vote of the shareholders at the annual meeting.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?  You may change your vote at any time before your proxy is voted at the annual meeting.  If you are a holder of record of common stock, you can do this in one of three ways.  First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card by mail, and any earlier dated proxies will be revoked automatically. Third, you can attend the annual meeting and vote in person. Your attendance alone will not revoke your proxy.

If you are a shareholder whose shares are not registered in your name or are held in “street name,” and you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.  If your shares are held in the name of a broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker or other nominee and you wish to vote at the annual meeting, you must bring a recent brokerage statement or letter from the broker or other nominee confirming that you are the beneficial owner of the shares.

WHO BEARS THE COST OF PROXY SOLICITATION?  We will bear the cost of preparing, printing and mailing the materials in connection with this solicitation of proxies.  In addition to soliciting proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone, facsimile or electronic communication without additional compensation.  To assist in the solicitations of proxies, we have retained Laurel Hill Advisory Group, LLC (“Laurel Hill”).  We have agreed to pay Laurel Hill $5,500 and to reimburse reasonable out-of-pocket expenses (not to exceed $2,000 without our prior approval) incurred in connection with such services.  We will ask banks, brokerage houses, fiduciaries and custodians holding stock in their names for others to send proxy materials to and obtain proxies from the beneficial owners of such stock, and we will reimburse them for their reasonable expenses in doing so.

MAY SHAREHOLDERS ATTEND THE ANNUAL MEETING?  All of our shareholders are invited to attend the annual meeting.  Our shareholders of record on September 16, 2010, can vote in person at the annual meeting.  If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the annual meeting.  Please note, that those shareholders who beneficially own their common stock through a broker, bank or other nominee or in street name, will need proof of ownership to be admitted to the annual meeting.   A recent brokerage statement or a letter from a bank or a broker are examples of proof of ownership.

HOW WILL THE VOTING RESULTS BE ANNOUNCED?  The preliminary voting results will be announced at the annual meeting and the final voting results will be disclosed within four business days of the annual meeting on Form 8-K filed with the Securities and Exchange Commission.

WHOM SHOULD I CALL WITH QUESTIONS?  If you would like additional copies, without charge, of this proxy statement or if you have questions about the proposals, including the procedures for voting your shares, you should contact J. Craig Carr, Corporate Secretary at 330-373-1221.

ELECTION OF FIRST PLACE DIRECTORS
(Proposal One)

The size of the First Place board of directors is currently set at twelve members. Each of the members of the board of directors also serves as a director of First Place Bank. The First Place board of directors is currently divided into three classes. Directors are typically elected for staggered terms of three years each, with the term of office of only one of the three classes of directors expiring each year.

At the annual meeting, five directors will be elected for a three-year term expiring at the 2013 annual meeting or until their successors are elected and qualified. The five nominees recommended by the board of directors for election at this annual meeting are as follows:

A. Gary Bitonte, M.D.
Earl T. Kissell
E. Jeffrey Rossi
William A. Russell
Robert L. Wagmiller

No person being nominated as a director is being proposed for election pursuant to any arrangement or understanding between him and any other person. No director of First Place is related to any other director or executive officer of First Place or First Place Bank by blood, marriage or adoption. Each of the nominees currently serves as a director of First Place. Votes may be cast for only the five nominees listed above.

THE FIRST PLACE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the present board of directors. The board of directors has no reason to believe that any of the persons named will be unable or unwilling to serve. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the election of each of the nominees.

Information with Respect to the Nominees and Continuing Directors. The following table presents the names of the nominees and continuing directors, as well as their ages as of September 16, 2010, the record date for the annual meeting, a brief description of their recent business experience, including present occupations and employment, the year in which each director became a director of First Place and the year in which their terms (or in the case of the nominees, their proposed terms) as director of First Place expire.  Following each director’s biographical data is some additional information concerning the experience, qualifications, attributes and skills that each director possesses.

Name, Principal Occupation at Present and for Past Five Years and Qualifications	Age	Director Since(1)	Expiration of Term as Director
NOMINEES
A. Gary Bitonte, M.D.	63	2000	2013
        Dr. Bitonte has been a member of the teaching faculty of Northeast Ohio College of Medicine at Rootstown (NEOUCOM) since 1980. Additionally, Dr. Bitonte’s urologic surgery practice spanned 21 years. Dr. Bitonte currently serves as a member of the Board of Trustees of the Youngstown State University Foundation where he is a member of the investment committee. He is also an Adjunct Professor at The Bitonte College of Health and Human Services at Youngstown State University.

        Dr. Bitonte has 20 years of board experience at financial institutions to complement his 21 years of managing a private medical practice.  Both experiences have provided him with valuable knowledge regarding compensation, management, technology and facilities.  Dr. Bitonte has also provided community leadership throughout the years with various organizations.

Earl T. Kissell	61	2000	2013
        Mr. Kissell was President and Chief Executive Officer of Ravenna Savings Bank from 1987 to 2000. Since 2001, Mr. Kissell has been an Associate Professor of Economics, Business Management and Accounting at Hiram College.

        Mr. Kissell is a CPA (inactive) with nearly 40 years of experience in various management roles in the financial services industry, including mortgage banking operations.  His diverse background ranges from an audit supervisor with an international accounting firm specializing in bank and savings and loan audits to the role of Chief Executive Officer of a financial institution.  His many leadership roles, combined with his current role in academia, provide him with a wealth of knowledge and experience.

Name, Principal Occupation at Present and for Past Five Years and Qualifications	Age	Director Since(1)	Expiration of Term as Director
E. Jeffrey Rossi	57	1994	2013
        Mr. Rossi, JD, CLU, ChFC, has been a principal of E. J. Rossi & Company, an employee benefits and life insurance brokerage firm, located in Youngstown and Warren, OH since 1978.  His practice includes numerous for-profit and not-for-profit organizations.

      Mr. Rossi’s work experience and legal training are valuable both generally, as a member of the board of directors and specifically, as the Chairman of the Compensation Committee.  In addition, Mr. Rossi has an extensive background of volunteer service to non-profit organizations, including serving as the Chairman of the Board of Trustees for Humility of Mary Health Partners from 1995 to 1998.  His experience includes concentration in the areas of finance, compensation and governance.

William A. Russell	63	2000	2013
        Mr. Russell has been the President of Canteen Service of Steel Valley, Inc., a food and vending service company since 1974.  As the president and owner of a company, Mr. Russell has acquired valuable knowledge in financial statement evaluation, regulation compliance, strategic business management and human resources, including compensation and employee benefits programs.

        Mr. Russell’s unique combination of owning and operating a business make him particularly valuable to First Place, as we further our commercial focus.  He has held numerous leadership roles within the community and currently serves as a director for the YMCA of Youngstown and the Youngstown State University Foundation.

Robert L. Wagmiller	67	2000	2013
        Mr. Wagmiller has been a Senior Advisor at the certified public accounting firm of Hill, Barth and King, LLC since 1998. He was the Chairman of TCT Distributing, LLC (D/B/A Belmont Distributing), a major Philips Magnavox wholesaler, from March 2001 through March 2004.

        Mr. Wagmiller has been a practicing CPA since 1965, performing auditing, tax and business consulting for small to mid-size businesses.  This experience allows him to bring valuable management, financial and general business knowledge to the board of directors, as well as the Audit Committee.

CONTINUING DIRECTORS
Donald Cagigas	70	2000	2011
        Mr. Cagigas retired in September 2008 after serving as the President of the United Way of Youngstown and the Mahoning Valley since April 2000.  Prior to that date, he was the President of the Mahoning Valley Region of BANK ONE, NA, a position he had held since March 1988.

        Throughout his 31 years in banking, Mr. Cagigas has acquired valuable knowledge in staff management, asset and liability management, human resources, marketing and retail administration. In addition to his leadership roles in the banking industry, he has also been involved in the community.

Name, Principal Occupation at Present and for Past Five Years and Qualifications	Age	Director Since(1)	Expiration of Term as Director
Marie Izzo Cartwright	57	2000	2012
        Ms. Cartwright has been a member of the marketing and public relations profession for over 30 years and has been a consultant with Revak & Associates since January 2001. Prior to that date, she was the Vice President of Corporate Communications and Marketing for Glimcher Properties Limited Partnership, a position she had held since October 1996.

          Marie Izzo Cartwright’s marketing and public relations experience includes developing growth and image programs and strategies for her clients, as well as evaluating their financial investments and returns.  As a Township Trustee she has the responsibility for creating and administering the Township’s budget, evaluating employee benefit and compensation packages, and state funded programs. She has over 25 years of experience in retail, real estate, and mall development, previously serving in an executive position with two publicly traded companies in the area of corporate communications and investor relations.

Frank J. Dixon	54	2010	2012
        Mr. Dixon has been a partner in Cohen & Company, Ltd. Certified Public Accountants since 1987.  He served as Managing Partner of the Youngstown, Ohio office from 1987 to 2004.  Mr. Dixon also served on their Board of Directors from 2004 to 2010.  Mr. Dixon’s deep commitment to the community was recognized by Youngstown State University’s Williamson College of Business in 2007 when he was named an Outstanding Alumnus.  He was also named as the Youngstown-Warren Regional Chamber Small Business Advocate of the Year in 1993.

        Mr. Dixon’s involvement with the management and growth of Cohen and Company provides him with insight into overall operational management, strategic planning, business development, and staffing and employment issues.  In addition, Mr. Dixon served on the board of trustees of Humility of Mary Health Partners from 1998 to 2006 and chaired their Finance Committee, which oversees both internal and external audit functions, from 1995 to 2007.

Robert P. Grace	71	1996	2011(2)
        Mr. Grace is a retired Partner of Ernst & Young, Certified Public Accountants. He was also formerly the Vice President and Chief Financial Officer of Salem Label Co., in Salem, Ohio from May 1996 to December 1998.

        Mr. Grace has extensive experience in evaluating financial statements, auditing, supervising financial and accounting executives and business consulting services.  Mr. Grace was a Partner at Ernst & Young for sixteen years, making him uniquely qualified to lead the Audit Committee.

Name, Principal Occupation at Present and for Past Five Years and Qualifications	Age	Director Since(1)	Expiration of Term as Director
Thomas M. Humphries	66	1990	2012
        Mr. Humphries has been the President and Chief Executive Officer of the Regional Chamber since April 1997. Prior to that date, he was a General Manager with Sprint Corp., a telecommunications company. In addition, he has been a Principal of Data/Voice Systems Review, Inc. since 1997.

        Mr. Humphries possesses extensive leadership and management experience in a regulated industry, including the thorough evaluation of financial statements. His telecommunications background gives him the ability to evaluate the best use of technology to serve  customers.  He is also an active member in the community serving on several boards, including the Community Foundation of Mahoning Valley, the Center for Learning and the Ohio Foundation of Independent Colleges.

Steven R. Lewis	52	1998	2011
        Mr. Lewis has been President and Chief Executive Officer of First Place and Chief Executive Officer of First Place Bank since 1997. He served as Executive Vice President from 1995 to 1997 and as Chief Financial Officer from 1985 until 1995. Prior to joining the organization in 1983, he served as a certified public accountant with Coopers and Lybrand.

        Mr. Lewis’s long tenure of involvement and oversight of banking and holding company activities, including capital management, strategic planning, investor relations, acquisitions and corporate diversification efforts, has provided deep experience from which he can draw upon.

        In addition, Mr. Lewis’s community involvement and roles served with respect to economic development initiatives provides fundamental market knowledge and awareness in order to properly develop and execute corporate direction.

Samuel A. Roth	67	2000	2011
        Mr. Roth has been Chairman of the Board of First Place and First Place Bank since December 2004. Mr. Roth has been a consultant to businesses since January 2003. He was President of FirstEnergy Facilities Services Group, a holding company for the mechanical construction, contracting and energy management companies owned by FirstEnergy, from January 1999 to December 2002. Prior to that he had been the President of Roth Bros., Inc. from 1966 to 1999.

        Prior to serving as a director for First Place, Mr. Roth served on the board of directors of FFY Financial and Bank One, Youngstown, N.A. for a combined total of nine years.  Mr. Roth currently owns a contracting and real estate business.  While at FirstEnergy, he was involved in acquiring, integrating and operating eleven business units throughout the Eastern United States.  Mr. Roth provides a good mix of leadership skills and knowledge from his experience with acquisitions, compensation, personnel evaluation, strategic planning, facilities and financial management.

(1)	Includes years of service as a director of First Place and First Place Bank.
(2)
First Place’s Bylaws do not permit a director to serve on the board of directors beyond the annual meeting immediately following a director becoming seventy-two years of age.  Therefore, Mr. Grace will be required to resign at the annual meeting in 2011.

Executive Officers of First Place and First Place Bank who are not Directors

Set forth below is information, including ages as of September 16, 2010, the record date for the annual meeting, concerning the executive officers of First Place and First Place Bank who do not serve on the board of directors of either First Place or First Place Bank. All executive officers are elected by the board of directors and serve until their successors are elected and qualified. No executive officer is related to any director or other executive officer of First Place or First Place Bank by blood, marriage or adoption, and there are no arrangements or understandings between an executive officer of First Place or First Place Bank and any other person pursuant to which such individual was elected an executive officer.

Debra A. Bish, age 44, was named Corporate Executive Vice President-Marketing of First Place in September 2007. Prior to joining First Place, Ms. Bish served as Senior Vice President of Marketing and Sales Development for Sky Financial Group from 1999 through 2007. In addition, she spent 10 years in marketing with Bank One. She received her Bachelor of Science degree in Business Administration from Youngstown State University.

Albert P. Blank, age 48, was named President and Chief Operating Officer of First Place Bank in October 2004. Mr. Blank had served as Executive Vice President and Chief Operating Officer from 2003 to 2004. Mr. Blank joined First Place Bank in November 2000 as Senior Vice President of Retail Lending and served in that capacity through 2003. Prior to joining First Place Bank, Mr. Blank held various positions over approximately seven years with Republic Bancorp, with his last position being the President of Sales for Republic Banc Mortgage Corp. He has a Bachelor of Arts degree from Mt. Union College and a Master of Business Administration degree from Kent State University.

J. Craig Carr, age 62, became Corporate Executive Vice President-General Counsel and Secretary of First Place in October 2004. Mr. Carr served as Senior Vice President-General Counsel and Secretary from 2001 through 2004. From 2000 through 2001, Mr. Carr held the position of General Counsel and Secretary. Prior to the merger of FFY Financial Corp. with First Place, Mr. Carr had been General Counsel and Secretary of FFY Financial Corp. and FFY Bank since January 1999, where he was employed since 1973. Mr. Carr is a member of the Mahoning County, Trumbull County and Ohio State Bar Associations. Mr. Carr has a Bachelor of Arts degree from Miami University of Ohio, and a Juris Doctor from The Ohio State University.

David W. Gifford, age 58, was appointed Chief Financial Officer of First Place and First Place Bank effective February 2008. Prior to this position, Mr. Gifford had been serving as Interim Chief Financial Officer of First Place and First Place Bank since September 2007. Mr. Gifford, a Certified Public Accountant, served as the Principal Accounting Officer of First Place Bank from 2006 until his appointment to Chief Financial Officer. His previous positions with First Place Bank included Corporate Vice President-Finance from 2005 to 2006 and Vice President- Finance from 2004 to 2005. Prior to joining First Place Bank, Mr. Gifford was employed by Metropolitan Bank and Trust Company in a variety of capacities from 1996 to 2003, including serving as Vice President and Treasurer from 2001 to 2003. Mr. Gifford has a Bachelor of Science degree in Business Administration from The Ohio State University.

Brian E. Hoopes, age 53, became Corporate Executive Vice President-Chief Information Officer of First Place Bank in October 2004. Prior to this position he had served as Senior Vice President-Chief Information Officer since 1999. Mr. Hoopes joined First Place Bank in August 1998 as Vice President of Banking Systems. He was previously employed with Michelin Tire Corporation for 18 years in positions responsible for electronic data processing and financial operations. Mr. Hoopes has a Bachelor of Science degree from the University of Akron.

          Robert J. Kowalski, age 45, joined First Place Bank in April 2005 as Corporate Executive Vice President-Human Resources. From 2000 through 2004, Mr. Kowalski served as Vice President responsible for Human Resources for O/E Systems, Inc. of Troy, Michigan. He has a Business Administration degree from Michigan State University and a Master of Business Administration degree from Wayne State University.

         Craig Reay, age 53, joined First Place Bank in March 2009 as Corporate Executive Vice President-Chief Credit Officer.   From 2006 through 2009, Mr. Reay served as Vice President, Loan Review Manager with First National Bank of Pennsylvania.  From 2004 to 2006, Mr. Reay served as the Senior Credit Manager at Sky Bank and prior to that he was the Vice President/Credit Risk Officer at Second National Bank of Warren.  He has over 29 years of financial institution experience and has been involved in all facets of credit administration.  Mr. Reay has a Bachelor of Arts degree from Mount Union College.

         Dominique K. Stoeber, age 46, became Corporate Executive Vice President-Retail Banking of First Place Bank in November 2004. Prior to this position, she was the Senior Vice President of Human Resources, a position she had held since January 1999. She joined First Place Bank in 1990 as Personnel Manager and was named Director of Human Resources in 1992. Ms. Stoeber has a Bachelor of Science degree in Human Resource Management from The Ohio State University.

Kenton A. Thompson, age 54, joined First Place Bank in June 2003 as Regional President, Corporate Director of Commercial Banking and President of Wealth Management. Prior to joining First Place, Mr. Thompson was employed by Key Bank for nineteen years, most recently serving as the President of Private Banking and Investing and President of Key Trust Company. Prior to that position, he was the Line of Business Executive for Commercial Banking. Mr. Thompson has a Bachelor of Science degree in Business Administration from Youngstown State University.

Mark J. Wenick, age 51, was named Corporate Executive Vice President-Wealth Management of First Place Bank in July 2009.  From 2007 until joining First Place, Mr. Wenick worked for Landvest, a private real estate investment management and development company.  From 1996 until 2007, Mr. Wenick was employed by BB&T in Raleigh, North Carolina and from 2005 until 2007, he was their Executive Vice President of Wealth Management and Private Banking.  Prior to this position, he held various leadership positions at BB&T in Wealth Management as Sales and Service Director, in Asset Management as Director of Portfolio Management and in Product Distribution and Trust Services as Regional Trust Manager. Before joining BB&T in 1996, he had been Senior Vice President and Regional Trust Manager for Bank One Trust Company in Youngstown, Ohio.  Mr. Wenick has a Bachelor of Arts degree from Columbia University and a Juris Doctor from Duquesne University.

R. Bruce Wenmoth, age 55, was named Corporate Executive Vice President-Retail Lending of First Place Bank in October 2004. He joined First Place Bank in June 2003 as Senior Vice President-Retail Lending. He was previously employed with Metropolitan Bank and Trust Company for over five years as Senior Vice President-Mortgage Banking and has over twenty-five years experience in mortgage banking. He has a Bachelor of Science degree from Cornell University.

About the Board of Directors

The Board of Directors. The board of directors of First Place is responsible for establishing broad corporate policies and for the overall performance of First Place. The members of the board of directors of First Place also serve as members of the board of directors of First Place Bank. Directors discharge their responsibilities at board meetings, committee meetings and also through considerable telephone contact and other communications with the Chairman of the Board and others regarding matters of concern and interest to First Place. During the fiscal year ended June 30, 2010, the board of directors of First Place Bank held twelve board meetings, and the board of directors of First Place held five board meetings and two strategic planning meetings. Each director attended at least 75% of the aggregate total number of board meetings held and the total number of meetings held by all committees of the board on which the director serves.

Directors are encouraged to attend the annual meeting of shareholders of First Place. Ten of the eleven then current directors attended First Place’s annual meeting of shareholders on October 29, 2009.

Board Leadership Structure. The board of directors of First Place has chosen to separate the role of Chief Executive Officer from the role of the Chairman of the Board.  The board believes that separating these two positions provides an optimal leadership structure because it allows for increased accountability and transparency with very little duplication of effort or inefficiency.  The Bylaws require the Chairman of the Board to be elected annually.  Only non-employee directors are eligible for the position.

Board’s Role in Risk Oversight. The board of directors of First Place believes that overseeing how management controls risk is one of their most important functions. The board oversees the management of risks inherent in the operation of the First Place’s businesses and the implementation of its strategic plan.  In addition, the board reviews the risks associated with First Place’s strategic plan periodically throughout the year as part of its consideration of the strategic direction of First Place.  There are also strategic planning sessions held with the full board and executive management twice per year where strategy and risk are discussed.

Each of the board’s committees also oversees the management of risks that fall within the committee’s areas of responsibility.  In performing this function, each committee has full access to management, as well as the ability to engage advisors.

First Place has a robust enterprise risk management program, which is under the oversight of the Audit Committee. This program identifies the primary risks to First Place’s business, provides interim updates of those risks and periodically monitors and evaluates the primary risks associated with particular business units and functions.  First Place’s Corporate Vice President and Chief Risk Officer, who functionally reports directly to the Audit Committee, assists in identifying and evaluating risk management controls and methodologies to address identified risks.

The Chief Risk Officer presents the inherent risk, trends, risk mitigation status, and residual risks quarterly to the Audit Committee for the following risk areas:  credit, market/interest rate, liquidity, operational, compliance/legal, regulatory, reputational, financial reporting, concentration, contagion, capital and strategic.  This information is presented to the full board on no less than an annual basis.

Director Independence. Pursuant to applicable requirements of the NASDAQ Global Select Market, the board of directors has affirmatively determined that a majority of the directors of First Place are independent. The current independent directors are: Dr. Bitonte, Mr. Cagigas, Ms. Cartwright, Mr. Dixon, Mr. Grace, Mr. Humphries, Mr. Kissell, Mr. Rossi, Mr. Roth, Mr. Russell and Mr. Wagmiller.

Directors’ Fees. The Corporate Governance and Nominating Committee reviews publicly available peer data to assist with evaluating the overall compensation for the board of directors. From time to time, the Corporate Governance and Nominating Committee will recommend changes in compensation to further the goals of the director compensation program which strives to provide appropriate compensation to directors for their time, efforts and contributions to First Place.

Each director, with the exception of Mr. Roth and Mr. Lewis, receives an annual retainer of $12,000. Mr. Samuel A. Roth, as Chairman of the Board, receives an annual retainer of $17,000 and Mr. Lewis, as an employee of First Place, does not receive a retainer. In addition to the annual retainer, all of the directors, except Mr. Lewis, receive the following for each board meeting that they attend:

First Place Bank Board Meeting:	$600
First Place Financial Corp. Board Meeting (with Bank topics):	$150
First Place Financial Corp. Board Meeting (without Bank topics):	$300
First Place Holdings, Inc. Board Meeting:	$350

Directors, with the exception of Mr. Lewis, as he is an employee of First Place Bank, also receive a fee of $350 for each committee meeting attended, except for Audit Committee meetings, where meeting fees are set at $500 and Compensation Committee meetings, where meeting fees are set at $400. The Audit Committee Chair receives an additional annual retainer of $3,000 and the Compensation Committee Chair receives an additional annual retainer of $2,000. The Chairman of each of the ALCO/Investment, Executive, Technology & Facilities, and Governance Committees receives an additional $100 per committee meeting attended.

Directors may elect to defer their compensation by participating in the Directors’ Deferred Compensation Plan. First Place maintains a separate account for each director who elects to defer compensation. Interest on these accounts is computed daily and compounded quarterly. The interest rate is determined every January 1st for the entire calendar year and is equal to the rate of the highest yielding certificate of deposit offered by First Place Bank to the general public on that day. Since the interest rate is equal to the highest yielding certificate of deposit offered by First Place Bank, the interest rate is not considered to be above-market or preferential and is not included as a component of director compensation in the table below. The interest rate paid on these deferred accounts for calendar 2010 is 2.477% and for calendar 2009 the interest rate was 3.210%.

Directors are eligible for stock awards under the First Place Financial Corp. 2004 Incentive Plan. However, no such awards were granted to any director in fiscal year 2010, except for the grant of an option to purchase shares of common stock to incoming director Mr. Frank J. Dixon, which is detailed in the Director Compensation table below.

The following table shows the compensation paid to the directors for the fiscal year ended June 30, 2010.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Samuel A. Roth	$36,225	—	—		—	—	—	$36,225
A. Gary Bitonte, M.D.	$26,775	—	—		—	—	—	$26,775
Donald Cagigas	$31,500	—	—		—	—	—	$31,500
Marie Izzo Cartwright	$27,914	—	—		—	—	—	$27,914
Frank A. Dixon(1)	$3,250	—	$29,934	(2)	—	—	—	$33,184
Robert P. Grace	$32,800	—	—		—	—	—	$32,800
Thomas M. Humphries	$28,600	—	—		—	—	—	$28,600
Earl T. Kissell	$31,200	—	—		—	—	—	$31,200
Steven R. Lewis(3)	—	—	—		—	—	—	—
Jeffrey B. Ohlemacher(4)	$7,300	—	—		—	—	—	$7,300
E. Jeffrey Rossi	$30,775	—	—		—	—	—	$30,775
William A. Russell	$26,325	—	—		—	—	—	$26,325
Robert L. Wagmiller	$30,950	—	—		—	—	—	$30,950

(1)	Mr. Dixon became a director in April 2010.
(2)
Mr. Dixon was awarded an option to purchase 10,000 shares of common stock in April 2010.  The option award will vest in five equal installments beginning on the first year’s anniversary date and on each of the next four anniversaries thereafter and has an exercise price of $5.17 per share.

(3)
Mr. Lewis is the only employee director on the board. No compensation is paid to Mr. Lewis for his service as a director. Mr. Lewis’ compensation for his role as President and Chief Executive Officer of First Place and Chief Executive Officer of First Place Bank is disclosed in the Summary Compensation Table and related disclosure with respect to Named Executive Officer compensation included elsewhere in this proxy statement.

(4)	Mr. Ohlemacher retired in October 2009.

First Place has a program that allows a director to phase out of active membership on the board while transitioning knowledge to existing members. Non-employee directors may resign from full-time service on the board and serve as an advisor to the board for a maximum of twenty-four months for an annual retainer in the amount of $12,000 per year. Unvested stock options and stock awards continue to vest in accordance with the provisions of the stock option and stock award agreements. In the event of the death of an advisor prior to the end of his term, his estate will receive a lump sum equal to the unpaid amount of the retainer for the remaining unfilled term. Former director, Ronald P. Volpe, PhD, is currently serving as an advisor to the board under the program just described and was compensated $12,000 in advisory fees in fiscal 2010.

Committees of the Board of Directors

The board of directors has four principal committees. The following describes for each committee the function, current membership and number of meetings held during fiscal 2010.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Directors Samuel A. Roth (Chairman), Robert P. Grace and E. Jeffrey Rossi. All members of the Corporate Governance and Nominating Committee are independent in accordance with the NASDAQ Global Select Market listing standards. The Corporate Governance and Nominating Committee is responsible for reviewing and revising policies that will further the continuation of sound and effective corporate governance practices, as well as overseeing the administrative needs of the board of directors, including the areas of board compensation, liability, continuing education and performance. In addition, this Committee considers and selects the nominees for director to stand for election at the annual meeting, which nominees must be approved by a majority of independent directors.

The Corporate Governance and Nominating Committee does not have a written charter, but does have a mission statement “to oversee the administrative matters affecting board functions, including compensation, liability, performance, recruitment and nomination of individual directors.” Mr. Lewis, the Chief Executive Officer, serves as the liaison with management to facilitate the execution of the strategies of the Committee.

The Corporate Governance and Nominating Committee met four times in fiscal 2010 and all three committee members attended each of the three meetings held.

Audit Committee. The Audit Committees of First Place and First Place Bank consist of Directors Robert P. Grace (Chairman), Donald Cagigas, Earl T. Kissell and Robert L. Wagmiller. Director Frank J. Dixon joined the committees in April 2010.  All of the members of the Audit Committees are independent in accordance with the NASDAQ Global Select Market listing standards and the additional independence requirements of the Securities and Exchange Commission for audit committee members. In addition, the board of directors has determined that Robert P. Grace, Earl T. Kissell and Robert L. Wagmiller are “audit committee financial experts” within the meaning of the Securities and Exchange Commission rules and regulations. The Audit Committees each have the responsibility for oversight of the audit process and monitoring the accounting, financial reporting, regulatory, and internal control functions. One of the primary responsibilities of both Audit Committees is to enhance the independence of the audit function, thereby furthering the objectivity of financial reporting. Accordingly, the Audit Committees are directly responsible for the engagement, compensation, retention and services of our independent auditors, who report directly to the Audit Committees. The Audit Committees are also responsible for:

•	reporting to the board of directors on the general financial condition of First Place and First Place Bank and the results of the annual audit; and

•	overseeing that First Place and First Place Bank’s activities are conducted in accordance with the Audit Committee Charter and applicable laws and regulations.

The Audit Committees operate under a written charter, which was last amended in July 2010 and is included herein as Appendix A. The charter of the Audit Committees is also available free of charge on the First Place website at www.firstplacebank.com in the Corporate Governance section of Investor Relations; which is located under “About Us”.   The Audit Committees of First Place and of First Place Bank each met nine times in fiscal 2010. All of the Audit Committee members attended at least 75% of the total number of committee meetings held.

Compensation Committee. The Compensation Committee of First Place consists of Directors E. Jeffrey Rossi (Chairman), Dr. A. Gary Bitonte, Samuel A. Roth and William A Russell. All members of the Compensation Committee are independent in accordance with the NASDAQ Global Select Market listing standards. The committee meets to establish compensation and benefits for the executive officers and to review the incentive compensation programs when necessary. This committee is also responsible for all matters regarding compensation and benefits, hiring, termination and affirmative action issues for other officers and employees of First Place and First Place Bank. The Compensation Committee does not have a written charter at this time.

The Compensation Committee met seven times in fiscal 2010. All of the Compensation Committee members attended at least 75% of the total number of committee meetings held.

Executive Committee. The Executive Committee of First Place consists of Directors Steven R. Lewis (Chairman), Donald Cagigas, Robert P. Grace, Thomas M. Humphries, E. Jeffrey Rossi and Samuel A. Roth. The Executive Committee is responsible for contributing to the development of a long-term, dynamic strategic plan, to consider new opportunities and to respond to unanticipated external developments. The Executive Committee met seven times during fiscal 2010. All of the Executive Committee members attended at least 75% of the total number of committee meetings held.

Consideration of Director Nominees

Shareholder Nominees. The Corporate Governance and Nominating Committee does not have an official policy with regard to the consideration of director candidates recommended by shareholders. The board of directors believes that a policy specific to candidates recommended by shareholders is not necessary because the Corporate Governance and Nominating Committee will consider nominations for director nominees submitted by shareholders as provided in the Bylaws, and will evaluate such nominees in the same way that it evaluates nominees suggested by the Committee itself.

First Place’s Bylaws govern nominations for election to its board of directors. The Bylaws require all nominations for election to the board of directors to be made at a meeting of shareholders at which directors are to be elected, and only by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination for election of a director at a meeting of shareholders must be received by the corporate secretary of First Place not less than 90 days prior to the date of the meeting. If less than 100 days notice or prior disclosure of the date of the meeting is given, then written notice of a shareholder nomination must be received by the corporate secretary of First Place not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed to shareholders or publicly disclosed. The written notice is required to set forth certain information specified in the Bylaws. As of September 16, 2010, First Place had not received any such nominations from shareholders in connection with the annual meeting.

Director Qualifications. In evaluating nominations for director, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience, diversity and capability on the board. Members of the board should have the highest professional and personal ethics and values, consistent with the ethical values of First Place.  Though neither the board of directors nor the Corporate Governance and Nominating Committee has a formal policy concerning diversity, the board of directors values diversity on the board and believes diversity should be considered in the director identification and nominating process.  Nominees should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical advice based on experience. Each director must represent the interests of all shareholders.

Identifying and Evaluating Nominees for Directors. The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or any other circumstance. In the event that vacancies are anticipated, or as vacancies otherwise arise, the Committee will consider various potential candidates for director. Candidates may come to the attention of the Committee through current board members, professional search firms, shareholders or other persons. These candidates can be evaluated and considered at any point during the year. As described above, the Committee will consider properly submitted shareholder nominees as candidates for the board. Following the verification of shareholder status of the persons proposing the candidates, the proposed candidates’ recommendations will be aggregated and considered by the Committee. In addition, the Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Committee will seek to achieve a balance of knowledge, experience, diversity and capability on the board. All nominees for director must be approved by a majority of independent directors.

Code of Ethics

First Place has a Code of Ethics for all employees of First Place and its subsidiaries, including the chief executive officer and all other executive officers. The Code of Ethics includes:

•	guidelines relating to the honest and ethical conduct including the ethical handling of actual or potential conflicts of interest;

•	accurate and complete disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission or otherwise publicly disclosed;

•	compliance with the applicable laws, rules and regulations; and

•	procedures for promoting compliance with, reporting violations of and consequences for not adhering to the code.

The Code of Ethics is available free of charge on the First Place website at www.firstplacebank.com in the Corporate Governance section of Investor Relations; which is located under “About Us”.  The Code of Ethics can also be obtained free of charge by submitting a written request to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481, or by calling (330) 373-1221, or by faxing a written request to (330) 393-5578.

Shareholder Communications with the Board of Directors

Shareholders may communicate with the board of directors by sending a letter to First Place’s Board of Directors, c/o Corporate Secretary, 185 East Market Street, Warren, Ohio 44481. The corporate secretary will forward such communications to the director or directors to whom they are addressed.

Compensation Discussion and Analysis

Introduction and Overview. This compensation discussion and analysis summarizes the material factors involved in the fiscal 2010 compensation awarded to, earned by, or paid to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers of First Place. As we discuss the compensation programs of these Named Executive Officers, it is important to keep in mind that the goal for each program is the same as our goal for operating First Place—to create value for our shareholders. We can accomplish this goal by attracting, motivating and retaining the highest quality employees, by linking compensation to individual performance and long-term company performance.

To help ensure that value is created, the programs are designed and operated through the combined efforts of First Place’s management and First Place’s Compensation Committee which is comprised entirely of independent members of the board of directors.  Management and the Compensation Committee also obtain input from third-party compensation consultants who specialize in areas such as compensation analysis and plan design.

Peers and Targets. First Place structures its compensation programs to be competitive in the marketplace, commensurate with each executive’s responsibilities, experience and demonstrated performance as compared to peers within the organization and at companies external to the organization. In order to do this, we currently conduct internal analyses and review compensation data from multiple sources including broad-based third-party national and regional compensation data surveys that may or may not identify specific companies.

In addition to the surveys, other compensation data referenced by the Compensation Committee may include surveys that may or may not contain the names of actual companies used to create the data.  Other data includes commonly accepted indicators such as the Consumer Price Index.  The Compensation Committee uses this data as multiple inputs for general purposes to better understand compensation practices and not to specifically benchmark the compensation of the Company’s Named Executive Officers to a limited number of companies.  This process helps in the development of base salary, incentive plans and long-term retention programs, and maximizes the Committee’s discretion in setting targets for incentive and retention program payments.

During fiscal year 2009, First Place was chosen by the U.S. Department of the Treasury to participate in the Capital Purchase Program (“CPP”) along with numerous other healthy financial institutions.  The CPP is under the Troubled Assets Relief Program (“TARP”) and is designed to encourage U.S. financial institutions to build capital, to increase the flow of financing to U.S. businesses and consumers, and to support the U.S. economy.

As a participant in the CPP under the TARP, First Place is required to disclose whether or not the Compensation Committee has engaged a compensation consulting firm during the past three years and the types of services provided.

The independent compensation consulting firm of Blanchard Chase & Associates was engaged multiple times during the recently completed fiscal year 2010 by First Place management as well as independent Directors on the Compensation Committee to discuss their understanding of the competitive marketplace and compensation of the Named Executive Officers.  Blanchard Chase & Associates has stated that they do not offer any other services outside of compensation consulting.  Pursuant to the nature and scope of the engagement identified by the Compensation Committee and management, the firm reviewed the parameters and structure of First Place compensation programs and discussed their independent interpretations of the compensation restrictions placed on TARP recipients.  Consulting firm representatives shared their general observations of how other banks were addressing the TARP restrictions and what practices were occurring in the marketplace and prepared an analysis based on both proxy and survey data as well as their general observations on the compensation level of Named Executive Officers.

During the prior fiscal year 2009, Blanchard Chase & Associates was similarly engaged to discuss the granting of long-term awards to Named Executive Officers under TARP restrictions.  During fiscal year 2008, independent consulting firm Amalfi Consulting was similarly engaged to discuss the granting of long-term awards to Named Executive Officers prior to TARP restrictions since they did not exist at that time.  Consulting firm representatives shared their observations of what practices were occurring in the marketplace and how equity was being utilized by other banks.

Members of the Compensation Committee believe that, in order to create value for our shareholders, it is important to consider the utilization of long-term incentive equity as a part of compensation and that it is helpful to discuss this strategy with and seek input from independent consultants.  The awarding of stock to Named Executive Officers has included a long-term vesting schedule to further encourage positive long range performance and to serve as a management retention tool.  Soliciting feedback on these concepts is a primary reason independent consultants were engaged over the last several years.

Components of Compensation. First Place has traditionally believed in creating a pay-for-performance approach to reward management staff who contribute to the success of First Place as measured by both individual and organizational performance. First Place compensation policies generally have the same components with respect to executive officers. Overall, the awards under the plans are designed to vary with position, level of responsibility and influence, reflecting the principle that total compensation opportunity should increase based on attainment of a Named Executive Officer position. The Compensation Committee is involved in the review of any proposed changes to the compensation of all Named Executive Officers and the Committee also reviews this information with the board of directors. Total compensation for Named Executive Officers is comprised of the various components detailed below:

Base Salary—Base salary is an important component in attracting, motivating and retaining key personnel. A base salary range exists for each Named Executive Officer and is augmented with other compensation components designed to create long-term value for shareholders and reward strong individual performance. Base salary changes are based on the Committee’s assessment of the Named Executive Officer’s performance and are determined by the Compensation Committee based on the following primary factors:

•	input provided by the Chief Executive Officer and Chief Operating Officer regarding Named Executive Officers who report directly to each of them;

•
internal review of the Named Executive Officers’ compensation, both individually and relative to other officers utilizing performance factors such as adherence to budget, completion of assigned projects and support of organizational initiatives;

•	level of experience relative to the position’s responsibilities; and

•	compensation data as previously described under the Peers and Targets discussion above.

The Committee possesses broad discretion in determining base salary merit increases and reviews the process with the board of directors.   Based on the economic climate during 2010, and consistent with many other companies, First Place continued the 2009 merit freeze that resulted in no merit increases to base salary.  This base salary merit freeze applied to all employees including the Named Executive Officers.

The Committee also possesses broad discretion in determining base salary equity increases and reviews the process with the board of directors.  Somewhat similar to a merit increase, an equity increase in base salary is intended to bring an individual in line with the compensation of similarly situated individuals, but is not an annual event and occurs much less frequently.  The independent compensation consulting firm of Blanchard Chase & Associates was engaged multiple times during the year by First Place management and by independent Directors on the Compensation Committee to discuss their understanding of the competitive marketplace and compensation of the Named Executive Officers.  This consulting firm prepared an analysis based on both proxy and survey data, as well as their general observations on the compensation level of Named Executive Officers.  Based upon this independent analysis, the Committee elected to increase Mr. Bruce Wenmoth’s base salary which is reflected in the Summary Compensation Table contained within this proxy statement.

Annual Incentive Award—The Management Incentive Program (the “Program”) is First Place’s discretionary annual incentive compensation program that may or may not be implemented or activated during a given year.  Though not a formal arrangement with the Named Executive Officers, the Program may provide the Named Executive Officers with the opportunity to receive cash bonuses based on company as well as individual performance if established corporate financial targets are set by the Compensation Committee in a given year and those targets are met.  The Compensation Committee, however, has complete flexibility in its administration of the Program and, in its complete and sole discretion, may change the structure of the Program or how the Program is implemented from year-to-year and may forego the Program altogether in a given year.  Based on the economic climate during fiscal year 2010, and consistent with many other companies, the Compensation Committee did not implement the Program for the year, no financial targets were reviewed for consideration of actual payment, and no payments were accrued or made under the Program.

Long-Term Awards—On September 21, 2004, we established the First Place Financial Corp. 2004 Incentive Plan, or the 2004 Incentive Plan. The purpose of this Incentive Plan is to promote our long-term success and the creation of shareholder value by:

•	encouraging Named Executive Officers to focus on critical long-range objectives;

•	encouraging the attraction and retention of Named Executive Officers; and

•	linking Named Executive Officers directly to shareholder interests through ownership of First Place.

The 2004 Incentive Plan provides for awards of stock options and grants of restricted stock or stock appreciation rights.  First Place did not issue long-term equity awards from the 2004 Incentive Plan during fiscal year 2010.

 Retirement Plans—The Named Executive Officers participate in two retirement programs which are available to all of our eligible full-time employees. The First Place Bank 401(k) Savings Plan (“401(k) Plan”), was established on January 1, 1993, and has been amended and restated periodically since that time. Similar to other companies with 401(k) plans, employees may make contributions on a pre-tax basis up to the limits specified by the Internal Revenue Code. The Company may contribute matching contributions and/or profit sharing contributions. Prior to  fiscal year 2010, the Company matched 50% of the first 6% contribution made by employees, including Named Executive Officers, for a maximum 3% Company match.   During fiscal year 2010, the Company match was half the prior level resulting in a match of 50% on the first 3% contribution made by employees for a maximum 1.5% Company match.

The First Place Bank Employee Stock Ownership Plan (“ESOP”) is similar to the 401(k) Plan in that participation is open to all of our eligible full-time employees. The ESOP was established on January 1, 1998, and has been amended and restated periodically since that time. Each year, the Company allocates a certain number of shares to the ESOP which are then, in turn, allocated to eligible participants of the ESOP.

The maximum contributions made to both the 401(k) Plan and ESOP accounts of the Named Executive Officers are limited to the amounts allowed by the Internal Revenue Code. The vesting schedule for both the 401(k) Plan and ESOP is as follows:

Length of Service	Vesting
Less than 2 years	0%
2 years but less than 3	20%
3 years but less than 4	40%
4 years but less than 5	60%
5 years but less than 6	80%
6 years or more	100%

Group and Personal Benefits—In addition to the First Place retirement plans, the Company provides a comprehensive benefits package to all eligible employees. Named Executive Officers are eligible for the same broad-based benefits as other employees. These benefits consist of a variety of welfare benefits such as medical, dental, vision, prescription drug, health and dependent care flexible spending accounts, life insurance, short- and long-term disability benefits, educational assistance and paid time off.

Paid time off at First Place includes access to sick/personal days for all eligible full-time employees. Eligible employees receive one-half (1/2) sick/personal day per month for a total of six (6) per year. Any days not taken during the year will accumulate. At the time of retirement or voluntary termination, all full-time employees will be compensated at their current rate of pay for all days accumulated in excess of 70 days. There is no compensation paid for the first 70 days accumulated.

Similar to many employees with over 25 years of service, Mr. Steven R. Lewis has accumulated sick/personal days in excess of 70 days. If Mr. Lewis were to retire or voluntarily terminate his employment, the value of his accumulated days in excess of 70 days as of June 30, 2010, would be approximately $116,000. None of the other Named Executive Officers have accumulated sick/personal days in excess of 70 days.

Other Compensation—Similar to many Named Executive Officers at other companies, certain First Place Named Executive Officers participate in automobile plans as well as country club memberships. The automobile plans are an economical solution to conducting business within the contiguous four state geographical area in which First Place operates. The country club memberships are important for conducting business in a manner consistent and appropriate with the banking industry. The estimated value of these programs is set forth in this proxy statement in the “All Other Compensation” column of the Summary Compensation Table.

Employment and Change in Control Agreements

Employment Agreements. First Place Bank and First Place have entered into employment agreements with Steven R. Lewis, Chief Executive Officer of First Place Bank and President and Chief Executive Officer of First Place. These employment agreements are intended to ensure that First Place Bank and First Place will be able to maintain a stable and competent management base. The continued success of First Place Bank and First Place depends to a significant degree on the skills and competence of Mr. Lewis.

Both First Place and First Place Bank have employment agreements with Mr. Lewis with original effective dates of July 1, 2008. The term of the employment agreement between First Place and Mr. Lewis, also known as the First Place employment agreement, is extended on a daily basis unless written notice of non-renewal is given by the First Place board of directors. The employment agreement between First Place, First Place Bank, and Mr. Lewis, also known as the First Place Bank employment agreement, provides that commencing on the first anniversary date and continuing each anniversary date thereafter, First Place Bank’s board of directors may extend the agreement for an additional year so that the remaining term shall be 36 months, unless written notice of non-renewal is given by First Place Bank’s board of directors after conducting a performance evaluation of Mr. Lewis. Under the employment agreements, Mr. Lewis’ base salary will be reviewed at least annually.  At its regular meeting held on July 20, 2010, the full board approved extension of the term of the employment agreement to June 30, 2013.

As a result of First Place’s participation in the CPP under the TARP, the employment agreements of Mr. Lewis were amended to fulfill the requirements of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”).  Prior to First Place’s participation in CPP under TARP, the employment agreements which had been applicable to Mr. Lewis had provided that upon occurrence of an “Event of Termination” either First Place or First Place Bank would pay Mr. Lewis an amount equal to 36 months of average annual compensation as well as continuation of life, medical and dental coverage at no premium cost over the same 36 month time period.  As a result of the ARRA restrictions, the eligibility for severance payment or continuation of benefits to Mr. Lewis has been suspended.  This ineligibility is due to the fact that the ARRA contains provisions prohibiting First Place from making any golden parachute payment to specified employees, including the Named Executive Officers such as Mr. Lewis.  The ARRA basically defines a golden parachute payment as any payment for departure from a company for any reason, except payments for services performed or benefits accrued.

Subject to the prohibitions set forth in the EESA and the ARRA, Mr. Lewis’ amended agreements provide that any payments related to an Event of Termination shall not, in the aggregate, exceed three times Mr. Lewis’ average annual compensation for the five most recent taxable years that Mr. Lewis was employed at First Place. “Event of Termination” includes:

•	termination without cause;

•	failure to reelect Mr. Lewis to his current offices;

•	a material change in functions, duties or responsibilities to ones of lesser responsibility, importance or scope;

•	a relocation of Mr. Lewis’ principal place of employment by more than 50 miles;

•	a material reduction in benefits or perquisites;

•	liquidation or dissolution of First Place or First Place Bank; or

•	a breach of the agreement by First Place or First Place Bank.

The employment agreements also provide for termination by First Place Bank or First Place for cause as defined in the employment agreements, at any time. If Mr. Lewis were terminated for cause, First Place Bank and First Place would have no further payment obligation, and certain rights under incentive compensation plans would terminate. Furthermore, no payment obligations are required in the event of death, disability or retirement of Mr. Lewis.

Subject to the prohibitions set forth in the EESA and the ARRA, Mr. Lewis’ agreements provide for payments to Mr. Lewis, or in the event of the subsequent death of Mr. Lewis, his estate or beneficiary, in the event of termination following a change in control as defined in the employment agreements. Under the employment agreements, payment will be made in the case of involuntary termination or, following termination by Mr. Lewis under certain circumstances such as:

•	a material demotion;

•	loss of title, office or significant authority or responsibility;

•	material reduction in annual compensation or benefits; or

•	relocation of his principal place of employment more than 50 miles from its location prior to the change in control.

Upon any termination of Mr. Lewis, he is subject to confidentiality obligations and a one-year non-competition agreement. The employment agreements also provide that First Place Bank and First Place shall indemnify Mr. Lewis to the fullest extent allowable under federal and Delaware law, respectively, against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of having been an officer or director of First Place and First Place Bank. In addition, First Place and First Place Bank have agreed to provide Mr. Lewis with coverage under a standard directors’ and officers’ liability insurance policy.

Change-in-Control Severance Agreements. First Place Bank entered into two-year change in control severance agreements with Mr. Blank, Mr. Thompson, Mr. Gifford, and Mr. Wenmoth, as well as seven other executive officers of First Place Bank and First Place, none of whom are covered by employment contracts. As a result of First Place’s participation in the CPP under the TARP, the change-in-control agreements of Named Executive Officers Mr. Blank, Mr. Thompson, Mr. Gifford and Mr. Wenmoth were amended to fulfill the requirements of EESA, as amended by the ARRA.  Similar to Mr. Lewis, provisions related to severance are no longer applicable to Mr. Blank, Mr. Thompson, Mr. Gifford and Mr. Wenmoth until First Place’s participation in CPP under the TARP ends and/or current legislation related to these programs changes.

The change-in-control severance agreements are entered into between First Place Bank and the employee, and First Place guarantees the obligations of First Place Bank. The agreements provide that commencing on the first anniversary date and continuing on each anniversary thereafter, the agreements may be extended by First Place Bank’s board of directors for an additional year.

Subject to the prohibitions set forth in the EESA and the ARRA, the change in control severance agreements provide for severance payments in the event of a change in control followed by an involuntary termination or followed by termination by the executive under certain circumstances such as:

•
any material demotion or reassignment of duties and responsibilities to duties and responsibilities not consistent with the executive’s experience, expertise, and position prior to the change in control;

•	any material reduction or removal of title, office, responsibility, or authority;

•	any material reduction in annual compensation or benefits; or

•	relocation of executive’s principal office if the relocation increases executive’s one-way travel distance to the office by more than 50 miles.

Subject to the prohibitions set forth in the EESA and the ARRA, following a change in control of First Place Bank or First Place, and a termination of the executive that would qualify the executive for severance as described above, the executive officer would be entitled to receive a severance payment equal to two times his or her average annual compensation for the five years preceding the termination.  Under the ARRA provisions, Mr. Blank, Mr. Thompson, Mr. Gifford and Mr. Wenmoth, who are Named Executive Officers, would not be eligible for these severance payments until such time as the U.S. Department of the Treasury (the “Treasury”) no longer holds the preferred stock that First Place issued to the Treasury under the TARP CPP.  Following a change in control, First Place Bank would also continue to pay for the executive officer’s life and health insurance coverage for twenty-four months following termination.  Similar to the change in severance, Named Executive Officers Mr. Blank, Mr. Thompson, Mr. Gifford and Mr. Wenmoth would be ineligible for payment of life and health insurance coverage until such time as the Treasury no longer holds the preferred stock that First Place issued to the Treasury under the TARP CPP.

In the event that an executive with a change in control severance agreement is terminated for cause, there will be no further obligation to the executive and certain rights under stock incentive plans will terminate. In addition to termination for cause, no further payment obligations are required in the event of death, disability or retirement.

Four executive officers who have change in control severance agreements with First Place Bank also have change in control severance agreements with First Place.  None of the four executives are Named Executive Officers or were classified as one of the next five most highly compensated First Place employees under the ARRA provisions.  This means that their change in control severance agreements did not fall under the ARRA prohibition on golden parachute payments.  These agreements are for a term of two years and automatically renew daily unless notice to the contrary is given.  These agreements have substantively the same features and provisions as the First Place Bank change in control severance agreements described above with the exception of the daily renewal feature.  Notwithstanding that both the First Place Bank agreement and the First Place agreement provide for severance payments, the executive officers are not entitled to receive duplicative payments.  Payments due under one agreement are reduced by the payments made under the other agreement.

Compensation Committee Report

The following Report of the Compensation Committee shall not be deemed to be soliciting material or filed with the Securities and Exchange Commission and is not incorporated by reference into any of First Place’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by First Place in any such filing.

The Compensation Committee is comprised entirely of independent members of the board of directors.  The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in First Place’s proxy statement and incorporated by reference into its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

The compensation plan of each Named Executive Officer is comprised of the components summarized above (i.e. Base Salary, Annual Incentive Award and Long-Term Awards) in “Components of Compensation” of the “Compensation Discussion and Analysis” section of this proxy statement.  The Compensation Committee has reviewed the base salaries of each of the Named Executive Officers and believes that the base salary compensation component does not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of First Place.  This was especially true during the fiscal year ended June 30, 2010, because, based on the economic climate during fiscal year 2010, and consistent with many other companies, First Place implemented a merit freeze that resulted in no merit increases to base salary for all employees including the Named Executive Officers.

Similar to base salary, the annual incentive award program did not and does not encourage the Named Executive Officers to take any unnecessary and excessive risks that threaten the value of First Place.  Based on the economic climate during fiscal year 2010, and consistent with many other companies, the Compensation Committee did not implement the Program for fiscal year 2010, no financial targets were reviewed for consideration of or set for actual payment, and no payments were accrued or made under the Program.

Along with the merit freeze and lack of annual incentive award payments during fiscal year 2010, First Place did not issue any long-term incentive stock equity awards under the 2004 Incentive Plan.

Concerning the compensation plans applicable to employees other than Named Executive Officers, the Compensation Committee has determined that the primary element of such compensation plan for fiscal year 2010 and the current fiscal year is commission compensation.  As identified and explained in the June 15, 2009, U.S. Department of the Treasury TARP Standards for Compensation and Corporate Governance; Interim Final Rule (31 CFR Part 30) (the “Interim Final Rule”), the Interim Final Rule allows commission compensation or portions of compensation earned by an employee consistent with a program in existence for that type of employee as of February 17, 2009, if a substantial portion of the services provided by the employee consists of the direct sale of a product or service to an unrelated customer, these sales occur frequently and in the ordinary course of business.  Further, the Interim Final Rule permits compensation paid to the employee if the compensation consists of either a portion of the purchase price for the product or service sold to the unrelated customer or an amount, substantially all of which is calculated by reference to the volume of sales to the unrelated customers, and payment of the compensation is either contingent upon receiving payment from the unrelated customer for the product or service or, if applied consistently to all similarly situated employees, is contingent upon the closing of the sales transaction and such other requirements as may be specified by First Place before the closing of the sales transaction with the unrelated customer.  First Place’s commission compensation plans are consistent with the foregoing requirements.  For example, the commission plan that applies to the majority of our most highly compensated employees, as defined under the ARRA provisions, consists of commission paid on the direct sale of a home mortgage to an unrelated customer.  These sales occur frequently and in the ordinary course of business.  The commission payment is contingent upon the closing of the sales transaction and such other requirements that the company specifies.  Commission is not based on company earnings so the commission plan does not encourage the manipulation of earnings to enhance the employee’s compensation.  As a result, the Compensation Committee believes this plan, as well as other company commission plans, do not encourage the manipulation of reported earnings to enhance the compensation of any employee and that appropriate claw-back conditions apply where appropriate.

Regarding the reviews discussed above in this Compensation Committee Report, the Compensation Committee certifies:

1)
It has reviewed with senior risk officers the senior executive officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEO’s to take unnecessary and excessive risks that threaten the value of First Place;

2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to First Place; and

3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of First Place to enhance the compensation of any employee.

The foregoing report is furnished by the Compensation Committee whose members are:

Directors E. Jeffrey Rossi (Chairman), Dr. A. Gary Bitonte, Samuel A. Roth and William A. Russell.

Audit Committee Report

The following Report of the Audit Committee shall not be deemed to be soliciting material or filed with the Securities and Exchange Commission and is not incorporated by reference into any of First Place’s previous or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by First Place in any such filing.

In accordance with its written charter adopted by the board of directors, as amended, and included herein as Appendix A, the Audit Committee (the “Committee”) assists the board of directors in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of First Place and First Place Bank and their system of internal controls.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and First Place and First Place Bank that might bear on the accountants’ independence consistent with Independence Standards Board No. 1, “Independence Discussions with Audit Committees,” and discussed with the accountants any relationships that may impact their objectivity and independence, and satisfied itself as to the accountants’ independence.

The Committee reviewed with the internal auditors and independent accountants the overall scope and plans for their respective audits and the results of internal audit examinations. The Committee also discussed with management, the internal auditors and the independent accountants the quality and adequacy of First Place’s and First Place Bank’s internal controls and the overall quality of First Place’s and First Place Bank’s financial reporting process.

The Committee discussed and reviewed with its independent accountants communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent accountants’ audit of the consolidated financial statements and internal control over financial reporting. In addition, the Committee considered the compatibility of nonauditing services provided to First Place and First Place Bank with the accountants’ independence in performing their auditing functions.

The Committee reviewed and discussed interim financial information contained in each quarterly report and earnings announcement with management and independent accountants prior to public release as necessary during fiscal 2010. The Committee reviewed and discussed the audited consolidated financial statements of First Place as of and for the fiscal year ended June 30, 2010, with management and the independent accountants. Management has the responsibility for the preparation of the consolidated financial statements and the independent accountants have the responsibility for the audit of those statements.

Based on the above mentioned reviews and discussions with management and the independent accountants, the Committee recommended to the board of directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2010, for filing with the Securities and Exchange Commission. The Committee also recommended the appointment of the independent accountants, and the board of directors concurs with such recommendation.

The foregoing report is furnished by the Audit Committee of the board whose members are:

Directors Robert P. Grace (Chairman), Donald Cagigas, Frank J. Dixon, Earl T. Kissell and Robert L. Wagmiller.

Principal Shareholders

Other than those persons listed below, First Place is not aware of any person who may be considered to be the beneficial owner of more than 5% of its outstanding shares of common stock as of September 16, 2010. For purposes of the following table and the table set forth under “First Place Directors and Executive Officers Share Ownership,” a person may be considered to own any shares of common stock:  (1) over which he or she has, directly or indirectly, sole or shared voting or investing power, or (2) of which he or she has the right to acquire ownership, including the right to acquire ownership by the exercise of stock options, within 60 days after September 16, 2010.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, California 90401	1,444,872	(1)	8.5%

Common Stock	First Place Bank Employee Stock Ownership Plan Trust 185 East Market Street Warren, Ohio 44481	860,365	(2)	5.1%

(1)
As reported by Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) in its Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2010, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” Dimensional reported in its Schedule 13G/A that in its role as investment advisor or manager to the Funds, Dimensional possesses investment and/or voting power over the shares of First Place common stock that are reportedly owned by the Funds, and, as a result, Dimensional may be deemed to be the beneficial owner of the First Place common stock owned by the Funds. In the Schedule 13G/A, Dimensional disclaims beneficial ownership of the shares of First Place common stock owned by the Funds.

(2)
The Trustee of the First Place Bank Employee Stock Ownership Plan Trust must vote all allocated shares held in the Employee Stock Ownership Plan in accordance with the instructions of the participants. At June 30, 2010, 599,194 shares had been allocated under the Employee Stock Ownership Plan. Under the Employee Stock Ownership Plan, unallocated shares and allocated shares as to which voting instructions are not given by participants, are to be voted by the Employee Stock Ownership Plan Trustee in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock so long as such vote is in accordance with the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended.

 First Place Directors and Executive Officers Share Ownership

The following table provides information, as of September 16, 2010, about the shares of common stock that are beneficially owned by:  (1) each director of First Place, (2) the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers of First Place and First Place Bank and (3) all directors and executive officers of First Place and First Place Bank as a group.  The address of each person named in the below table is c/o First Place Financial Corp., 185 East Market Street, Warren, Ohio  44481.

Name Of Beneficial Owner	Sole Voting or Sole Investment Power		Shared Voting or Shared Investment Power	Options(1)	Total Shares	Percent of Class
A. Gary Bitonte, M.D.	83,276		36,271	—	119,547	*
Albert P. Blank	67,019	(2)	—	69,333	136,352	*
Donald Cagigas	—		10,000	15,000	25,000	*
Marie Izzo Cartwright	67,432		—	—	67,432	*
Frank J. Dixon	—		22,258	—	22,258	*
David W. Gifford	31,083	(3)	—	23,320	54,403	*
Robert P. Grace	45,040		12,500	—	57,540	*
Thomas M. Humphries	23,960		—	—	23,960	*
Earl T. Kissell	20,765		—	5,000	25,765	*
Steven R. Lewis	118,618	(4)	11,403	29,808	159,829	*
E. Jeffrey Rossi	123,439		376	—	123,815	*
Samuel A. Roth	35,000		—	—	35,000	*
William A. Russell	7,441		2,400	—	9,841	*
Kenton A. Thompson	48,546	(5)	1,000	53,126	102,672	*
Robert L. Wagmiller	15,350		3,350	—	18,700	*
R. Bruce Wenmoth	21,166	(6)	—	38,391	59,557	*
All directors and executive officers as a group (23 persons)	844,230		125,296	274,319	1,243,845	7.2%

* Represents less than 1% of outstanding common stock.

(1)	Shares of common stock that may be acquired upon exercise of stock options that are exercisable within 60 days after September 16, 2010.

(2)	Includes approximately 3,520 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Blank and 10,152 shares of common stock held in Mr. Blank’s 401(k) plan account.

(3)	Includes approximately 996 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Gifford and 11,603 shares of common stock held in Mr. Gifford’s 401(k) plan account.

(4)	Includes approximately 9,645 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Lewis and 23,739 shares of common stock held in Mr. Lewis’ 401(k) plan account.

(5)	Includes approximately 2,311 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Thompson and 15,660 shares of common stock held in Mr. Thompson’s 401(k) plan account.

(6)	Includes approximately 1,850 shares of common stock allocated to the Employee Stock Ownership Plan account of Mr. Wenmoth and 824 shares of common stock held in Mr. Wenmoth’s 401(k) plan account.

Summary Compensation Table

The following table shows the compensation paid by First Place to the Chief Executive Officer, the Chief Financial Officer and the next three most highly compensated executive officers of First Place (the “Named Executive Officers”) for the fiscal years ended June 30, 2010, June 30, 2009 and June 30, 2008. The salary and bonus columns reflect amounts earned during that fiscal year.

The amounts shown in the “All Other Compensation” column in the table below represent value received by the Named Executive Officer. Please refer to the Compensation Discussion and Analysis portion of this proxy statement for a complete discussion of the components of “All Other Compensation.” Items considered as “All Other Compensation” in the table below include:

•	401(k) matching funds made by the Company;

•	Employee Stock Ownership Plan allocations contributed by the Company;

•	payment by the Company for the individual’s group coverage under First Place’s life insurance and long-term disability insurance plans;

•	the cost of providing an automobile plan, which includes personal use of company car and a gas allowance; and

•	the cost of any country club memberships.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Steven R. Lewis
President and Chief	2010	$373,117	—	—	—	$8,105	(2)	$381,222
Executive Officer of	2009	$372,867	—	—	—	$11,031	(2)	$383,898
First Place and Chief	2008	$361,918	—	—	$126,236	$16,072	(2)	$504,226
Executive Officer of
First Place Bank

David W. Gifford (3)
Chief Financial Officer	2010	$195,320	—	—	—	$4,443	(4)	$199,763
of First Place and First	2009	$195,197	—	$64,480	—	$8,188	(4)	$267,865
Place Bank	2008	$141,960	$25,000	—	$103,391	$6,969	(4)	$277,320

Albert P. Blank
President and Chief	2010	$272,406	—	—	—	$5,401	(5)	$277,807
Operating Officer of	2009	$272,256	—	$89,926	—	$11,078	(5)	$373,260
First Place Bank	2008	$263,970	—	—	$82,986	$15,385	(5)	$362,341

Kenton A. Thompson
Regional President and	2010	$226,737	—	—	—	$4,883	(6)	$231,620
Corporate Director of	2009	$226,593	—	$74,849	—	$7,575	(6)	$309,017
Business Financial	2008	$220,416	—	—	$61,489	$12,388	(6)	$294,293
Services of First Place Bank

R. Bruce Wenmoth
Corporate Executive	2010	$190,236	—	—	—	$3,294	(7)	$193,530
Vice President – Retail	2009	$174,650	—	$57,690	—	$4,023	(7)	$236,363
Lending	2008	$169,675	—	—	$32,314	$7,524	(7)	$209,513

(1)
Stock and Option Awards reflect the total fair value of the award in accordance with FASB ASC Topic 718.  The assumptions made in valuing the awards are included under the caption “Stock Compensation Plans” in Note 13 of the Notes to Consolidated Financial Statements in the Annual Report on Form 10-K for the year ended June 30, 2010, and such information is incorporated herein by reference.

(2)
All Other Compensation for Mr. Lewis includes 401(k) matching funds, Employee Stock Ownership Plan allocations, group coverage under our life insurance and long-term disability insurance plans, an automobile plan and a country club membership.

(3)
Mr. Gifford was appointed Chief Financial Officer of First Place and First Place Bank effective February 2008. Prior to this position, Mr. Gifford had been serving as Interim Chief Financial Officer of First Place and First Place Bank since September 2007.

(4)	All Other Compensation for Mr. Gifford includes 401(k) matching funds, Employee Stock Ownership Plan allocations and group coverage under our life insurance and long-term disability insurance plans.
(5)
All Other Compensation for Mr. Blank in fiscal 2010 includes Employee Stock Ownership Plan allocations, group coverage under our life insurance and long-term disability insurance plans and an automobile plan. All Other Compensation for Mr. Blank in fiscal 2009 and 2008 includes 401(k) matching funds, Employee Stock Ownership Plan allocations, group coverage under our life insurance and long-term disability insurance plans and an automobile plan.

(6)
All Other Compensation for Mr. Thompson includes 401(k) matching funds, Employee Stock Ownership Plan allocations, group coverage under our life insurance and long-term disability insurance plans and a country club membership.

(7)	All Other Compensation for Mr. Wenmoth includes 401(k) matching funds, Employee Stock Ownership Plan allocations and group coverage under our life insurance and long-term disability insurance plans.

Grants of Plan-Based Awards

There were no grants of stock awards or stock options to any of the Named Executive Officers in the fiscal year ended June 30, 2010.

Outstanding Equity Awards

The following table provides information as to the current holdings of stock options and stock awards for the Named Executive Officers as of June 30, 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)
Steven R. Lewis	08/09/06	—	10,768	(1)	$21.86	08/09/16	2,688	$8,064
	08/15/08	—	38,081	(4)	$12.20	08/15/18	—	—

David W. Gifford	08/09/06	—	2,698	(1)	$21.86	08/09/16	—	—
	02/08/08	9,267	9,267	(2)	$13.69	02/08/18	—	—
	03/14/08	5,000	5,000	(3)	$12.69	03/14/18	—	—
	08/15/08	—	12,710	(4)	$12.20	08/15/18	—	—
	06/08/09	—	—		—	—	13,059	$39,177

Albert P. Blank	12/12/00	30,000	—		$11.50	12/12/10	—	—
	12/16/03	20,000	—		$19.30	12/16/13	—	—
	08/09/06	—	6,816	(1)	$21.86	08/09/16	1,701	$5,103
	08/15/08	—	25,034	(4)	$12.20	08/15/18	—	—
	06/08/09	—	—		—	—	18,213	$54,639

Kenton A. Thompson	12/16/03	39,000	—		$19.30	12/16/13	—	—
	08/09/06	—	4,852	(1)	$21.86	08/09/16	1,211	$3,633
	08/15/08	—	18,549	(4)	$12.20	08/15/18	—	—
	06/08/09	—	—		—	—	15,159	$45,477

R. Bruce Wenmoth	12/16/03	30,000	—		$19.30	12/16/13	—	—
	08/09/06	—	3,517	(1)	$21.86	08/09/16	878	$2,634
	08/15/08	—	9,748	(4)	$12.20	08/15/18	—	—
	06/08/09	—	—		—	—	11,684	$35,052

(1)	The awards granted on August 9, 2006, became fully vested on July 1, 2010.

(2)
The awards granted on February 8, 2008, will vest as follows: none on the first anniversary of the grant date, 50% of the awards will vest on the second anniversary of the grant date and 25% will vest on both the third and fourth anniversary date of the grant.

(3)	The awards granted on March 14, 2008, will vest in four equal installments beginning on the first year’s anniversary date and on each of the next three anniversaries thereafter.

(4)
The awards granted on August 15, 2008, will vest as follows: none on the first anniversary of the grant date, 50% of the awards will vest on the second anniversary of the grant date and 25% will vest on both the third and fourth anniversary date of the grant.

(5)
The market value of the stock awards was determined by multiplying the number of shares by $3.00, the closing price of First Place Financial Corp. common stock at the close of business on June 30, 2010.

Options Exercised and Stock Vested

The following table provides information for the Named Executive Officers regarding their stock option exercises and vesting of stock awards during the fiscal year ended June 30, 2010.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steven R. Lewis	—	—	—	—
David W. Gifford	—	—	3,265	$11,754	(1)
Albert P. Blank	—	—	4,553	$16,391	(1)
Kenton A. Thompson	—	—	3,790	$13,644	(1)
R. Bruce Wenmoth	—	—	2,921	$10,516	(1)

(1)	Based upon the closing market price of First Place Financial Corp. common stock on the vesting date.

Additional Information About Directors and Executive Officers

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires First Place’s officers (as defined in regulations promulgated by the Securities and Exchange Commission thereunder), directors and persons who own more than ten percent of a registered class of First Place common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish First Place with copies of all Section 16(a) forms that they file.

Based solely on a review of copies of all such reports of ownership furnished to First Place, or written representations that no filings were necessary, First Place believes that all filing requirements applicable to First Place officers and directors were complied with during the fiscal year except for one stock option award granted on August 14, 2009, to Mark J. Wenick, reported on Form 4 filed on September 1, 2009; Form 3 report for Norman J. Malek due April 19, 2010, filed April 22, 2010; Form 3 report for Frank J. Dixon due May 10, 2010, filed May 21, 2010; and one stock option award granted on April 28, 2010, to Frank J. Dixon, reported on Form 4 filed May 24, 2010.

Transactions with Certain Related Persons. Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The approval process for loans to executive officers and directors is documented in writing by Loan Committee.  In addition, loans made to a director or executive officer in excess of the greater of $25,000 or 5% of First Place Bank’s capital and surplus (up to a maximum of $500,000) must be approved in advance and in writing by a majority of the disinterested members of the board of directors.

First Place Bank currently offers all eligible full-time employees, including executive officers and Named Executive Officers, who satisfy certain criteria and the general underwriting standards of First Place Bank, mortgage loans with interest rates, which may be up to 1/2% below the rates offered to First Place Bank’s other customers, (the “employee loan rate”). The program also offers a 1% interest rate discount on motor vehicle loans, other than motorcycles. Bank fees payable to First Place Bank are waived for all employee loan rate loans. With the exception of the employee loan rate, First Place Bank currently makes loans to its executive officers, Named Executive Officers and employees on the same terms and conditions offered to the general public. Loans made by First Place Bank to its executive officers and Named Executive Officers are made in the ordinary course of business, on substantially the same terms, except for the employee loan rate, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of ability to collect or present other unfavorable features.

The following table presents loans to executive officers and Named Executive Officers in fiscal year 2010 which exceeded $120,000. All of these loans received the employee loan rate and all of the loans are or were secured by the borrower’s principal residence.

Name	Position	Fiscal Year 2010 Highest Loan Value	Principal Paid from 07/01/09 thru 09/16/10	Interest Paid from 07/01/09 thru 09/16/10	Interest Rate	Principal Balance on 09/16/10
Steven R. Lewis	President and Chief	$404,000	$3,912	$4,493	3.375%	$400,088
	Executive Officer of First
	Place and Chief Executive
	Officer of First Place Bank

Albert P. Blank	President and Chief	$370,000	$1,788	$4,093	3.375%	$368,212
	Operating Officer of First Place Bank

David W. Gifford	Chief Financial Officer of	$200,000	$21,906	$4,140	3.625%	$178,094
	First Place and First Place
	Bank

Kenton A. Thompson	Regional President and	$248,012	$1,746	$6,654	5.375%	—	(1)
	Corporate Director of	$207,500	$1,739	$1,378	3.625%	$205,761
	Business Financial
	Services of First Place
	Bank

Mark J. Wenick	Corporate Executive Vice President-Wealth Management of First Place Bank	$198,400	$1,227	$4,184	4.875%	$197,173

R. Bruce Wenmoth	Corporate Executive Vice	$219,400	$3,055	$5,764	4.000%	—
	President-Retail Lending of First Place Bank	$220,000	$4,098	$4,364	3.375%	$215,902

(1)	Mr. Thompson’s loan was sold to Fannie Mae in the ordinary course of business in December 2009.

Compensation Committee Interlocks and Insider Participation. The Compensation Committee is made up of four directors: Messrs. Rossi (Chairman), Bitonte, Roth and Russell. All members of the Compensation Committee are independent in accordance with the NASDAQ Global Select Market listing standards. None of these individuals was an officer or employee of First Place or any of its subsidiaries in fiscal 2010, was formerly an officer of First Place or any of its subsidiaries, or had a relationship in fiscal 2010 requiring disclosure by First Place pursuant to the Securities and Exchange Commission’s rules. None of First Place’s executive officers has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity during fiscal 2010, nor has any executive officer of First Place served as a director of another entity, one of whose executive officers served on the Compensation Committee of First Place during fiscal 2010.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal Two)

First Place is asking its shareholders to approve, on a non-binding advisory basis, the compensation of First Place’s Named Executive Officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Background of the Proposal

On March 13, 2009, First Place participated in the U.S. Department of Treasury’s (the “Treasury”) Troubled Asset Relief Program (“TARP”).  First Place received an investment of $72,927,000 from the Treasury under the TARP Capital Purchase Program (the “CPP”) in exchange for the issuance of 72,927 shares of its Fixed Rate Cumulative Perpetual Stock, Series A (the “Series A Preferred Stock”) and a warrant to purchase 3,670,822 shares of common stock.

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) was signed into law on February 17, 2009, and imposes significant requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through the TARP.  These executive compensation compliance requirements will be effective for TARP recipients during the period that any obligation arising from financial assistance provided to First Place under the TARP remains outstanding pursuant to the TARP CPP, excluding any period in which the Treasury only holds warrants to purchase the common stock of First Place.  First Place is a TARP recipient because of its participation in the CPP as described above.

The ARRA requires, among other things that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the First Place’s executives, commonly referred to as “Say-on-Pay” proposal. As provided in the ARRA, the vote is not binding on First Place’s board of directors and may not be construed as overruling a decision by the board of directors, nor creating or implying any additional fiduciary duty by the board of directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) in this proxy statement for a detailed discussion of First Place’s executive compensation program.

The purpose of First Place’s compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to First Place’s long-term success and enhancement of shareholder value.  The board of directors believes First Place’s compensation policies and procedures achieve this objective, and are strongly aligned with the long-term interests of shareholders.  First Place is providing shareholders the opportunity to endorse or not endorse the compensation of First Place’s Named Executive Officers through the following resolution:

“RESOLVED, that the shareholders of First Place approve the compensation of First Place’s Named Executive Officers, as disclosed in First Place’s proxy statement for the 2010 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure) and the other related disclosure contained in this proxy statement.”

Vote Required; Effect

First Place’s executive compensation will be approved if a majority of the votes cast at the annual meeting are voted “FOR” this proposal.  Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the First Place’s executive compensation is approved. Because the shareholder vote is advisory, it will not be binding upon the board of directors.  However, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements.

Board Recommendation

The board of directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

RATIFICATION OF FIRST PLACE INDEPENDENT AUDITORS
(Proposal Three)

On August 28, 2009, as the culmination of a request for proposal process, the Audit Committee, in concurrence with the full board of directors, appointed KPMG LLP (“KPMG”) as First Place’s principal accountants for the fiscal year ending June 30, 2010.  The Audit Committee has reappointed KPMG to continue as independent auditors for First Place Bank and First Place for the fiscal year ending June 30, 2011, and the board of directors has ratified this appointment.

The independent auditors for the prior fiscal year ended June 30, 2009, were the independent registered public accounting firm Crowe Horwath LLP (“Crowe”).  However, in August 2009, the Audit Committee, in concurrence with the full board of directors, chose not to renew the engagement of Crowe.  On September 15, 2009, the board of directors dismissed Crowe following the completion of the 2009 engagement and the filing of First Place’s Annual Report on Form 10-K for the year ending June 30, 2009 (the “2009 Form 10-K”).

On September 1, 2009 Crowe notified First Place that it was its opinion that First Place had not maintained effective internal control over financial reporting as of June 30, 2009.  This was in contrast to Management’s opinion that it had maintained effective internal control over financial reporting as of June 30, 2009.  After subsequent discussions, the disagreement remained.  The essence of the disagreement concerned a single internal control weakness which resulted in an error in valuing loans held for sale as of June 30, 2009 as more fully described below.  Crowe determined that this internal control weakness was a material weakness while First Place determined that this internal control weakness was a significant deficiency.

When management prepared financial statements as of June 30, 2009, there was a computational error in determining the fair value of loans held for sale of $2.17 million.  The impact of this error was to overstate loans held for sale by $2.17 million and understate the net loss for fiscal 2009 by $1.41 million after considering the impact of income taxes.  This error was not identified by First Place’s internal controls over financial reporting, but was identified by Crowe as part of their year end audit procedures.  This error was corrected prior to the issuance of First Place’s consolidated financial statements for fiscal 2009.  If this error had not been identified and corrected, the net loss for fiscal 2009 would have been understated by $1.41 million or 1.29%.  Since the error was detected, additional loan level verification procedures have been implemented which will provide improved internal control over financial reporting in future periods.

The guidance for evaluating internal control weaknesses comes from Auditing Standard No. 5 of the Public Company Accounting Oversight Board.  It indicates that, “the severity of a deficiency depends on –

•	Whether there is a reasonable possibility that the company’s controls will fail to prevent or detect a misstatement of an account balance or disclosure; and

•	The magnitude of the potential misstatement resulting from the deficiency or deficiencies.

The severity of a deficiency does not depend on whether a misstatement actually has occurred but rather on whether there is a reasonable possibility that the company’s controls will fail to prevent or detect a misstatement.”

The statement identifies four indicators of a material weakness: fraud on the part of management, restatement of previously issued financial information, identification of a material misstatement by the auditor and ineffective oversight by the audit committee.  Only the third indicator applied in this case and it states, “identification by the auditor of a material misstatement of financial statements in the current period in circumstances that indicate the misstatement would not have been detected by the company’s internal control over financial statements.”

There was no disagreement that the error occurred or that Crowe discovered it.  The disagreement focused on two issues: first, whether the error was material and second, whether management would have identified the error if Crowe had not.  Management believes that the error was not material as it was only 1.29% of the net loss for the year.  In addition, management believes that existing internal controls would have identified the error in the process of preparing financial results for July 2009 if Crowe had not.  The nature of the process is such that any inaccuracies occurring within one month generally flow into the results the following month.  This second issue is a matter of judgment and can never be determined absolutely.  Crowe has taken the position that the error was material and that uncertainty about whether the error would have been discovered by management is enough to justify the classification of the error as a material weakness.

Crowe noted in its Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting, which is included in First Place’s 2009 Form 10-K, that First Place concluded the error was not material as it was only 1.29% of the net loss for the year.  Crowe stated further that “the Company’s disclosure failed to present the impact of the identified error on its fourth quarter interim operating results or to address the fact that the impact of the identified error is diminished, on a year to date basis, by the severity of the net loss reported by the Company during fiscal 2009, factors we believed important in determining that the matter was a material weakness.”

The Audit Committee discussed this disagreement with Crowe at their meeting on September 10, 2009.  At this meeting, First Place authorized Crowe to discuss this issue with KPMG, the successor principal accountants.

During the fiscal year ended June 30, 2009, and the subsequent interim period preceding Crowe’s dismissal on September 15, 2009, except as disclosed above, there were no disagreements with Crowe on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Crowe, would have caused it to make reference to the subject matter of the disagreement in connection with its report, or reportable events as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

The audit report of Crowe on the consolidated financial statements of First Place Financial Corp. as of and for the year ended June 30, 2009 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.  The audit report of Crowe on the effectiveness of internal control over financial reporting as of June 30, 2009 contained an adverse opinion as a result of the material weakness previously described.

Crowe previously reviewed the above disclosure, which was included in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission (the “SEC”) by First Place on September 24, 2009.  In connection with the filing of the Form 8-K/A, Crowe furnished First Place with a letter addressed to the SEC, which was filed as Exhibit 16.1 to the Form 8-K/A.

During the fiscal year ended June 30, 2009, and through the date of Crowe’s dismissal, neither First Place nor anyone acting on its behalf consulted with KPMG regarding any of the matters or events described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

The Bylaws of First Place do not require the submission of the selection of independent auditors to the shareholders for approval, however, the board of directors believes it is appropriate to give the shareholders the opportunity to ratify the decision of the First Place Audit Committee to appoint KPMG as First Place’s principal accountants.  Neither the First Place Audit Committee nor the board of directors will be bound by the shareholders’ vote at the annual meeting, but may take the shareholders’ vote into account in future determinations regarding the retention of an independent auditor.

The following aggregate fees were billed to First Place for professional services rendered by KPMG and Crowe during the fiscal years ended June 30, 2010 and June 30, 2009.

	June 30, 2010		June 30, 2009
Audit fees	$460,288	(1)	$350,940	(2)
Audit-related fees	58,850	(3)	27,500	(4)
Tax fees	61,725	(5)	59,925	(5)
All other fees	—		—
Total Fees	$580,863		$438,365

(1)
Includes $422,788 in fees paid to KPMG related to the audit of the consolidated financial statements of First Place Financial Corp., including: quarterly reviews SAS100 procedures, review of Forms 10-Q and 10-K, fees for professional services rendered for audits related to the effectiveness of internal control over financial reporting and audit services related to S-1 Registration Statement.  In addition, includes $37,500 in fees paid to Crowe in relation to audit services for the S-1 Registration Statement.

(2)
Consists of fees paid to Crowe related to the audit of the consolidated financial statements of First Place Financial Corp., including: quarterly reviews SAS100 procedures, review of Forms 10-Q and 10-K, and fees for professional services rendered for audits related to the effectiveness of internal control over financial reporting.

(3)
Consists of fees paid to Crowe for a compliance audit for Government National Mortgage Association (Ginnie Mae) for the secondary marketing program, the audit of the First Place Employee Stock Ownership Plan and additional fiscal year end 2009 audit fees.

(4)	Consists of fees paid to Crowe related to the audit of the First Place Employee Stock Ownership Plan and procedures relating to the filing of Form S-4 in relation to a First Place acquisition.

(5)
Consists of fees paid to Crowe for services performed related to the preparation of various federal, state and local income tax returns, tax planning, and review of new accounting guidance consultations.

The First Place Audit Committee has adopted a policy for pre-approving all permissible services performed by the independent auditor appointed for the fiscal year.  This policy includes the pre-approval of all nonaudit services that may be provided by our independent auditor.  All of the services provided by KPMG for the fiscal year ended June 30, 2010, and all of the services provided by Crowe for the fiscal year June 30, 2009, were subject to this policy and were approved by the First Place Audit Committee under this policy.  The First Place Audit Committee has determined that the fees paid to KPMG during fiscal year 2010 and the fees paid to Crowe during fiscal year 2009 are compatible with maintaining the auditor’s independence.

Representatives of KPMG LLP will be present at the First Place annual meeting.  They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the annual meeting.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF FIRST PLACE

To be considered for inclusion in the proxy statement and the proxy card relating to the First Place 2011 annual meeting of shareholders, a shareholder proposal must be received by the corporate secretary of First Place no later than June 2, 2011. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the Rules and Regulations under the Exchange Act.

The bylaws of First Place provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the secretary of First Place not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the date on which First Place’s notice to shareholders of the annual meeting date was mailed or such public disclosure was made. The advance notice by shareholders must include the shareholder’s name and address, as they appear on First Place’s record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of First Place’s capital stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require First Place to include in its proxy statement or the proxy relating to an annual meeting any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Other Matters Which May Properly Come Before the Meeting

The board of directors knows of no business, which will be presented for consideration at the annual meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the annual meeting, you are urged to return your proxy card promptly. If you are then present at the annual meeting and wish to vote your shares in person, your original proxy may be revoked by voting at the annual meeting. However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the annual meeting.

A copy of the Annual Report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2010, as filed with the Securities and Exchange Commission, will be furnished without charge to shareholders of record upon written request to First Place Financial Corp., 185 East Market Street, Warren, Ohio 44481.

By Order of the Board of Directors

J. Craig Carr
Corporate Secretary

Warren, Ohio
September 30, 2010

FIRST PLACE FINANCIAL CORPORATION
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PURPOSE

The Audit Committee (the “Committee”) for First Place Financial Corporation (the “Corporation”) and First Place Bank (the “Bank”) is composed solely of directors who are independent of management and free from any relationship that would interfere with the exercise of independent judgment.

The Audit Committee is a committee of the Board of Directors.  The primary functions of the Audit Committee are  to assist the Board in fulfilling its oversight responsibilities with respect to the Corporation for the financial reporting process, the systems of internal control, which management and the Board of Directors have established, the audit process for monitoring compliance with laws and regulations, and the Code of Ethics of the Corporation

The Committee also reviews the independence and performance of the Corporation’s internal auditors and independent certified public accountants or “independent auditors”.  Consistent with this function, the Audit Committee will encourage continuous improvement of, and will foster adherence to, the Corporation’s policies, procedures and practices at all levels.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in this Charter.

AUTHORITY

The Committee has authority to conduct or authorize investigations into any matters within its scope of responsibility.  It is empowered to:

•
Select, engage, compensate, oversee and, where, appropriate, replace the independent certified public accountants (the “Auditor”), considering independence and effectiveness.  Discuss with the Auditor the overall scope and plans for the audit including the adequacy of staffing and compensation and submit to management, the audit, non-audit, administrative and other fees and compensation to be paid to the Auditor by management on behalf of the Committee. Pre-approve any non-auditing services provided by the independent auditor.  Receive an affirmation from the Auditor that it is accountable only to the Committee.

•	Review the appointment, replacement, reassignment, or dismissal of the external firm engaged to provide internal audit consulting services.

•	Resolve any significant difficulties, disputes or disagreements between management and the Auditor encountered during the audit.

•	Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.

•	Seek any information it requires from employees, all of whom are directed to cooperate with the committee’s requests, or external parties.

•	Meet with company officers, external auditors or outside counsel, as necessary.

COMPOSITION

The Audit Committee shall be comprised of at least three and up to six members as determined by the Board of Directors, each of whom shall be independent directors, in good standing and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  A director is not considered “independent” if the following has occurred:

•	The director has been employed by the Corporation, any subsidiary or an affiliate during the current year or any of the past three years;

•
The director who accepted or has an immediate family member who accepted compensation in excess of $60,000 from the Corporation, any subsidiary or any of its affiliates in the past fiscal year, other than compensation for Board service, payments arising solely from investments in the Corporation’s securities, compensation paid to a family member who is a non-executive employee, benefits under a tax qualified retirement plan, or non-discretionary compensation;

•
The director is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation, any subsidiary or any of its affiliates as an executive officer;

•
The director is a partner in or a controlling shareholder or an executive officer of any organization to which the Corporation or any subsidiary made or from which the Corporation or any subsidiary received payments (other than those arising from investments in the Corporation’s securities or under non-discretionary charitable contributions matching programs) from property or services that exceed 5% of the Corporation’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

•	The director is employed as an executive of another entity where any of the Corporation’s or any subsidiary’s executives serve on that entity’s compensation committee; or

•
The director is or has an immediate family member who is a current partner of the Corporation’s outside auditor, or who was a partner or employee of the Corporation’s outside auditor who worked on the Corporation’s audit at any time during any of the past three years.

In addition, to be considered “independent”, a member of the Committee may not, other than in his or her capacity as a member of the Committee, the Board of Directors, or any other Board committee:

•
Accept directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any subsidiary, provided that, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Corporation (provided that such compensation is not contingent in any way on continued service); or

•	Be an affiliated person of the Corporation or any subsidiary thereof.

All members of the Committee shall have a working familiarity with basic finance and accounting practices and a fundamental understanding of financial statements.  At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that rises to the level of such financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities, to be in compliance with SEC regulations and be designated the “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.  The audit committee financial expert will be disclosed in the Corporation’s annual report, in the annual meeting proxy statement or on such other SEC filings as may be required. If the audit committee does not have a financial expert, this information and the reason will be disclosed in the annual report, at the annual meeting in a proxy statement or on such other SEC filing as may be required. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or outside consultants.

The members of the Audit Committee shall be appointed by the Board at the annual organizational meeting and shall serve until their successors are duly elected and qualified. Unless a Chairman is elected by the full Board, the members of the Committee may designate a Chairman by majority vote of the full Audit Committee. Members of the Committee shall not have participated in the preparation of the financial statements of the Corporation or any subsidiary during any of the last three years.

PRACTICES

In carrying out its responsibilities, the Committee will adopt practices which will enable the Committee to best react to changing conditions and to ensure that the Corporation’s accounting and reporting practices, the system of internal controls, and the fiduciary activities conducted are in accordance with all requirements.  The Committee shall have the authority to retain outside legal counsel, accounting or other consultants to advise the Committee.

MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate, and each time the Corporation proposes to issue a press release with its quarterly or annual earnings information.  The Audit Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.  In addition, the Committee should meet with management quarterly to review the Corporation’s financial reports.

The Committee will meet at least annually with the independent accountants in an executive session to discuss any matters that the Committee believes should be discussed privately. Executive session can be held with the Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Risk Officer (“CRO”), general counsel, outside counsel, director of financial reporting, controller and anyone else as desired by the Committee.

RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Financial Statements

•
Review the Corporation’s annual financial statements.  Such review should include major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Corporation’s financial statements.

•
Review the management letter and schedule of unadjusted differences provided by the independent accountants. The Committee will follow-up with management on outstanding audit issues reported by the independent accountants, bank examiners, internal auditors, and outside consultants to come to a satisfactory resolution.

•	Review significant financial reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements.

•	Review with management or the independent auditors the interim annual financial report before it is filed with the Securities and Exchange Commission (SEC) or other regulators.

•	Inquire of the CEO and CFO regarding the “quality of earnings” of the Corporation from subjective as well as an objective standpoint.

•
Require that the Auditor review the Corporation’s interim financial statements prior to filing the quarterly report on Form 10-Q. Discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the Auditor under generally accepted auditing standards.  The chair of the Committee may represent the entire Committee for the purpose of this review.

•	Review, separately and/or collectively (as determined by the Committee), with management and the independent auditors:

•
The Corporation’s annual financial statements and related footnotes; The independent auditors’ audit of the financial statements and their report thereon; The independent auditors’ judgments about the quality, not just the acceptability, of the Corporation’s accounting principles as applied in its financial reporting; The effect of any regulatory and accounting initiates, as well as off-balance-sheet structures; Any significant changes required in the independent auditors’ audit plan; and Matters required to be discussed by Statement on Auditing Standards (SAS) No. 61,   Communication With Audit Committees (AICPA, Professional Standards, vol. 1, AU sec. 380) as amended, related to the conduct of the audit.

•
Review with each public accounting firm that performs an audit:  All critical accounting policies and practices used by the Corporation; Off-balance sheet transactions, All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management of the Corporation, the ramifications of each alternative, and the treatment preferred by the Corporation.

•
Review disclosures made by CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the company’s internal controls or any fraud that involves management or other employees who have a significant role in the company’s internal controls.

•
Discuss coming press releases as well as financial information and earnings guidance provided to analysts and rating-agencies.  This review may be general (i.e., the types of information to be disclosed and the types of presentations to be made).  The audit committee does not need to discuss each release in advance.

Internal control

Review with the independent auditors, the controller of the Corporation, the Internal Auditor Officer, and the Chief Risk Officer, the audit scope and plan of the internal auditors and the independent auditors.  Address the coordination of audit efforts to assure the completeness of coverage, reduction of redundant efforts, and the effective use of audit resources. Review the Auditor’s assessment of the adequacy of internal control and the resolution of identified material weaknesses and reportable conditions.

•
Review management’s assertions on, and consider the effectiveness of, the company’s internal control system, including information technology and security and control: Any related significant findings and recommendations of the independent auditors and internal audit services together with management’s responses thereto.

Internal Audit

Review with external firm engaged to provide internal audit consulting services:

•	Significant findings on internal audits during the year and management’s responses;
•	Any difficulties the firm encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;
•	Any changes required in the scope of their internal audit;
•	The internal auditing department budget;
•	Internal audit’s compliance with the Institute of Internal Auditors’ (IIA’s) Standards for the Professional Practice of Internal Auditing (Standards).

On a regular basis, meet separately with the Auditor and Chief Risk Officer to discuss any matters that the Committee or internal audit function believes should be discussed privately.

External Audit

The independent auditors will report directly to the Audit Committee.

•	Review the external auditors’ proposed audit scope and approach, including coordination of audit effort with internal audit.

•
On an annual basis, review and discuss with the independent accountants all significant relationships they have with the Corporation to determine the accountants’ independence and receive from the independent accountants a formal written statement delineating all relationships between the independent accountants and the Corporation as required by ISB Standard No. 1.

•	Review and evaluate the performance of the independent accountants and review with the Board of Directors any proposed discharge of the independent accountants

•
Ascertain that the lead or concurring audit partner from any public accounting firms performing audit services, serves in that capacity for no more than five fiscal years of the Corporation.  In addition, ascertain that any partner other than the lead or concurring partner serves no more than seven years at the partner level on the Corporation’s audit.

•	On a regular basis, meet separately with the external auditors to discuss any matters that the Committee or Auditors believe should be discussed privately.

Compliance with Laws and Regulations

•
Review with the Legal or Risk Management Departments, regulatory matters that, in the opinion of management, may have a material impact on the financial statements, related company compliance policies and programs, and reports received from regulators.

•
Review the procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters that may be submitted by any party internal or external to the organization.  Review procedures for the confidential, anonymous submission by employees of the organization of concerns regarding questionable accounting or auditing matters.

•	Review the findings of any examinations by regulatory agencies, and any auditor or outsourced independent review (i.e., loan review, quality assurance, CRA, fair lending) arrangements.

•	Review the process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.

Reporting Responsibilities

•	Review the Audit Committee Report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

•	The Committee shall keep minutes of its proceedings and submit the same to the Board for information or action at the next regularly scheduled meeting.

Risk Management

Inquire of management, Chief Risk Officer, and the independent accountants about significant risks or exposures facing the Corporation; assess the steps management has taken or proposes to take to minimize such risks to the Corporation; and periodically review compliance with such steps.

Other Responsibilities

•
Consider and approve, if appropriate, the major changes to the organization’s auditing and accounting principles and practices as suggested by the independent auditors, management or the internal audit department.

•
Review and reassess this Charter annually, and recommend proposed changes to the Board for approval.  In this review, the Audit Committee will also consider changes to the Charter that are necessary as a result of new laws or regulations.

•
Conduct investigations as may be necessary into any matter brought to its attention that is within the scope of its duties, with the power to retain independent outside counsel or other professionals or consultants for this purpose if, in its judgment, that is appropriate.

•	The Committee shall review incidents of internal fraud to determine their impact in relation to the financial reporting process and the overall systems of internal control.

•	Perform any other functions as assigned by law, this Charter, the Corporation’s By-laws and governing law, or as the Committee or the Board deems necessary or appropriate.

Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Committee to plan or conduct audits or determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally applied in the United States and applicable rules and regulations.  These are the responsibilities of management and the independent auditors.

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
FIRST PLACE FINANCIAL CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the proxy committee of the Board of Directors (the "Board") of First Place Financial Corp. (the "Company"), with full power of substitution, to act as proxy for the undersigned, and to vote all shares of common stock of the Company that the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held on Thursday, October 28, 2010, at 10:00 a.m., Eastern Time, at the Avalon Golf & Country Club at Squaw Creek, 761 Youngstown-Kingsville Road SE, Vienna, Ohio and at any and all adjournments thereof.

Please be sure to date and sign this proxy in the box below.

Date

Sign above

PROPOSAL 1 — ELECTION OF DIRECTORS

	For	With-hold	For All Except
1. The election of five (5) directors for terms of three (3) years each or until their successors are elected and qualified.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

PROPOSAL 2 — APPROVAL OF EXECUTIVE COMPENSATION

PROPOSAL 3 — RATIFICATION OF INDEPENDENT AUDITORS

Detach above card, sign, date and mail in postage-paid envelope provided.

FIRST PLACE FINANCIAL CORP.

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This proxy is revocable at any time prior to the time of the vote at the annual meeting. This revocable proxy will be voted as directed, but if no instructions are specified on any executed proxy card that is returned, then this proxy will be voted "FOR" each of the listed nominees and "FOR" each other proposal. If any other business is presented at the annual meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxy committee of the Board in its best judgment. As of the date of the mailing of this proxy, the Board knows of no other business to be presented at the annual meeting.

The above shareholder acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement relating to the annual meeting.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If your shares are held jointly, each holder may sign but only one signature is required.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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